Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

KOHLBERG CAPITAL CORPORATION

Commodore Holdings, L.L.C.

Trimaran Advisors, L.L.C.

HBK CARAVELLE, L.L.C.

TRIMARAN FUND MANAGEMENT, L.L.C.

Jay R. Bloom

AND

Dean C. Kehler

Dated as of February 29, 2012

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EXHIBITS

EXHIBIT

A	Form of CLO Interests Agreement

B	Form of Closing Payment Certificate

C	Form of Employment Agreements

D	Form of Escrow Agreement

E	Grant Thornton LLP Engagement Letter

F	PricewaterhouseCoopers LLP Engagement Letter

G	Form of Trademark License Agreement

H	Form of Secretary’s Certificate

I	Form of Transfer Document

J	Financial Statements

SCHEDULES

SCHEDULE

1.01(A)	Company Related Entities

1.01(B)	Excluded Assets

1.01(C)	Additional Excluded Liabilities

1.01(D)	Additional Specified Liabilities

6.08	Excluded Contracts

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into as of February 29, 2012 (the “Agreement”) by and among Kohlberg Capital Corporation, a Delaware corporation (“KCAP”), Commodore Holdings, L.L.C. , a Delaware limited liability company (“Buyer”), Trimaran Advisors, L.L.C., a Delaware limited liability company (the “Company”), Jay R. Bloom and Dean C. Kehler (each, a “Principal” and, collectively, the “Principals”), HBK Caravelle, L.L.C., a Delaware limited liability company (“HBK”) and Trimaran Fund Management, L.L.C., a Delaware limited liability company (“TFM” and, together with HBK, each a “Seller” and, collectively, the “Sellers”).

RECITALS

WHEREAS, the Sellers own all of the outstanding limited liability company interests in the Company (such limited liability company interests being referred to herein as the “Company Interests”);

WHEREAS, the Principals directly or indirectly own all of the limited liability company interests of the Sellers;

WHEREAS, the Company is engaged in the business of creating and managing accounts or pooled investment vehicles holding collateralized loan obligations (the “Business”);

WHEREAS, Buyer desires to purchase from the Sellers, and each Seller desires to sell to Buyer, at the Closing (as defined below) all of the Company Interests upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, contemporaneously herewith, KCAP and the Company are entering into a CLO Securities Purchase Agreement in the form attached hereto as Exhibit A pursuant to which KCAP will acquire all of the interests in the CLOs (as defined below) held by the Company as of the date hereof (the “CLO Interests”) (such agreement, the “CLO Interests Agreement”); and

WHEREAS, prior to the execution of this Agreement, the Company has sold, transferred or otherwise disposed of all of its right, title and interest in each of the Excluded Assets (as defined below).

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement hereby agree as follows:

ARTICLE I.

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

Section 1.01.         Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

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“8-K” means any current report on Form 8-K required to be filed by KCAP or any of its Affiliates under the 1934 Act with respect to the Contemplated Transactions.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Action” means any claim, controversy, action, cause of action, suit, litigation, arbitration, investigation, examination, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, a Person shall be deemed to control a specified Person (a) if such Person (or a Family Member of such Person) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) solely for purposes of Section 3.13(b), if such Person is at such time a direct or indirect “beneficial owner” (within the meaning of Section 13(d) of the 1934 Act) of at least 25% of any class of the Equity Interests of such specified Person; provided, however that, for the avoidance of doubt, no contrary presumption shall be made with respect to a Person who does not satisfy clause (a) or (b).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Escrow Agreement, the CLO Interests Agreement, the Employment Agreements and the Trademark License Agreement.

“Assets” has the meaning set forth in Section 3.09(a).

“Audited Balance Sheet” has the meaning set forth in Section 3.06(a)(i).

“Audited Balance Sheet Date” has the meaning set forth in Section 3.06(a)(i).

“Audited Financials” has the meaning set forth in Section 3.06(a)(i).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or any day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning set forth in the Preamble.

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“Buyer Disclosure Schedules” has the meaning set forth in Section 1.02(b).

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization), Section 5.02 (Power and Authorization), Section 5.04(b)(iii) (Breach of Organizational Documents), Section 5.05 (Capitalization), and Section 5.13 (No Brokers).

“Buyer Indemnified Person” has the meaning set forth in Section 7.01(a).

“Buyer Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences, has had or would reasonably be expected to have a material adverse effect on (A) the operations, results of operations, properties, assets, or financial condition of KCAP and its Subsidiaries, taken as a whole, or (B) the ability of the KCAP or Buyer to consummate the Contemplated Transactions; provided, however, that solely with respect to clause (A), no adverse event, change, fact, condition, circumstance or occurrence to the extent directly attributable to any of the following shall be deemed to be, nor shall be taken into account in determining whether there has been, a Buyer Material Adverse Effect: (a) any changes in the United States or foreign economies as a whole or securities or financial markets in general, (b) any changes that generally affect the industries in which KCAP or its Subsidiaries operate, taken as a whole, (c) any natural disasters, hostilities, acts of war, sabotage or terrorism or military actions, (d) the failure of KCAP or its Subsidiaries to meet any of its internal projections (it being understood that any cause of any such failure that is not otherwise excluded pursuant to the terms of this definition may be taken into consideration when determining whether there has been a Buyer Material Adverse Effect), (e) any changes in GAAP or applicable Legal Requirement and (f) any change in the price or trading volume of the KCAP Common Stock on the NASDAQ Stock Market (it being understood that any cause of any such failure that is not otherwise excluded pursuant to the terms of this definition may be taken into consideration when determining whether there has been a Buyer Material Adverse Effect), which, in the case of clauses (a) through (d), does not disproportionately affect KCAP and its Subsidiaries, taken as a whole, relative to other companies in the industries in which KCAP and its Subsidiaries operate.

“Cash Consideration” has the meaning set forth in Section 2.02(b).

“Change of Control Payment” means (a) any bonus, termination, severance or other payment or other form of Compensation that is created, accelerated, accrues or becomes payable by the Company to any present or former director, officer, equity holder, employee, independent contractor, consultant, adviser or other Person, including pursuant to any employment agreement, benefit plan or any other Contractual Obligation, including any Taxes (excluding any Taxes contemplated by Section 8.04, which shall be borne by the parties as set forth therein) payable on or triggered by the Contemplated Transactions or any such payment (other than payment of the Purchase Price in respect of the Company Interests under or as described in ARTICLE II of this Agreement), (b) any other costs or expenses related to employees or to the termination of any Company Plan (including any Taxes payable in respect thereof), payable by the Company and (c) without duplication of any other amounts included within the definition of Seller Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by the Company (including any Taxes payable in respect thereof) to any Governmental Authority or other Person under any Legal Requirement or pursuant to the terms of any Contractual Obligation, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in the case of each of (a), (b) and (c), as a result of, or in connection with, the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions; provided that Change of Control Payments shall not include payment fees or expenses constituting Special Accounting Expenses or Specified Liabilities.

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“Client” means (a) the CLOs and (b) any other Person to whom the Company provides (directly or indirectly) investment advisory, collateral management or related services, in each case as listed on Section 3.19(b) of the Sellers’ Disclosure Schedules. For the avoidance of doubt, neither a holder of Debt Interests or Equity Interests in a CLO nor any Person (other than any CLO) to whom a Retained Entity (directly or indirectly) provides investment advisory or related services shall, as such, be a Person described in clause (b) of the immediately preceding sentence.

“Client Contract” means any CLO CMA and any other investment management, collateral management, advisory or sub-advisory contract or any other contract, agreement or understanding (whether written or oral), pursuant to which the Company provides (directly or indirectly) investment advisory, collateral management or related services to any Client entered into on or prior to the date of this Agreement.

“CLO” means each of (i) Trimaran CLO IV, (ii) Trimaran CLO V, (iii) Trimaran CLO VI and (iv) Trimaran CLO VII (collectively, the “CLOs”).

“CLO CMA” means, with respect to any CLO, the collateral management agreement (or similar agreement) for such CLO.

“CLO Documents” has the meaning set forth in Section 3.20(a)(ii).

“CLO Fees” has the meaning set forth in Section 6.05(a).

“CLO Indenture” means each indenture for each CLO.

“CLO Interests Agreement” has the meaning set forth in the Recitals.

“CLO Interests” has the meaning set forth in the Recitals.

“CLO Payments” has the meaning set forth in Section 6.05(a).

“CLO Purchase Price” means the aggregate purchase price paid by Buyer or one or more of its Affiliates in exchange for the CLO Interests pursuant to the CLO Interests Agreement.

“CLO Reports” has the meaning set forth in Section 3.20(e).

“Closing” has the meaning set forth in Section 2.03(a).

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“Closing Date” means the date hereof.

“Closing Debt Amount” means the amount of Debt of the Company as of the close of business on the date hereof.

“Closing Payment Certificate” means the certificate signed by the Company, dated as of the date hereof and attached hereto as Exhibit B, which accurately sets forth, with reasonable specificity, each Person entitled to a payment in respect of the Cash Consideration, the Equity Consideration, the Seller Transaction Expenses or the Closing Debt Amount, the amount due to such Person and the applicable wire instructions for the account or accounts of such Person designated to receive such payment.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or used, or proposed by the Company to be used, by the Company in connection with the Business, including all Intellectual Property Rights in and to Company Technology.

“Company Interests” has the meaning set forth in the Recitals.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of Jay R. Bloom and Dean C. Kehler (a) has actual knowledge of the fact or other matter at issue or (b) should have had actual knowledge of such fact or other matter assuming the diligent exercise of such individual’s duties as a director, officer or employee of the Company and after reasonable inquiry of all employees of the Company reasonably expected to have knowledge of the fact or other matter at issue, the directors (other than any independent directors) of any CLO, any third party administrator of any CLO and other Persons reasonably expected to have actual knowledge of such fact or matter; provided, however, that such diligent exercise and reasonable inquiry shall not require any Principal to inquire of any investor in a CLO (or any of its Representatives).

“Company Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences, has had or would reasonably be expected to have a material adverse effect on (A) the operations, results of operations, properties, assets, or financial condition of the Company, taken as a whole, or (B) the ability of the Company, any Seller and any Principal to consummate the Contemplated Transactions; provided, however, that solely with respect to clause (A), no adverse event, change, fact, condition, circumstance or occurrence to the extent directly attributable to any of the following shall be deemed to be, nor shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any changes in the United States or foreign economies as a whole or securities or financial markets in general, (b) any changes that generally affect the industries in which the Company operates, taken as a whole, (c) any natural disasters, hostilities, acts of war, sabotage or terrorism or military actions, (d) the failure of the Company to meet any of its internal projections (it being understood that any cause of any such failure that is not otherwise excluded pursuant to the terms of this definition may be taken into consideration when determining whether there has been a Company Material Adverse Effect) and (e) any changes in GAAP or applicable Legal Requirement which, in the case of clauses (a) through (d), does not disproportionately affect the Company or the Business relative to other companies in the industries in which it operates.

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“Company Related Entities” means, collectively, the Company and the Clients, all of which are set forth on the attached Schedule 1.01(A).

“Company Plan” has the meaning set forth in Section 3.15(a).

“Company Technology” means any and all Technology used or proposed by the Company to be used in connection with the Business.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by the Company to or for the benefit of such Person or, in respect of services performed by such Person, any Family Member of such Person.

“Competitive Business” means a business engaged in a Subject Business, the majority of the assets under management of which (viewed in relation to all assets under management of such Subject Business) are interests in collateralized loan obligations.

“Confidentiality Agreement” means the Confidentiality Agreement, dated July 22, 2011, by and between the Company and KCAP.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the purchase and sale of the Company Interests described in the recitals to this Agreement, (b) the purchase and sale of the CLO Interests pursuant to the CLO Interests Agreement described in the recitals to this Agreement and (c) the execution, delivery and performance of the Ancillary Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation, proprietary interest, or other right of such Person is subject or bound.

“Current Liability Policies” has the meaning set forth in Section 3.24.

“Debt” means, with respect to any Person, and without duplication, all Liabilities, including all obligations, including in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to currency forward contracts, interest rate protection, swap agreements and collar agreements or similar hedging instruments, in each case, to the extent payable if such Contractual Obligation is terminated at the Closing, and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

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“Debt Interests” means, with respect to any Person, any Debt obligations of such Person, including any notes, bonds, debentures or similar Contractual Obligations.

“Employee Plan” means any plan, program, policy, arrangement or Contractual Obligation, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) an equity bonus, equity purchase, equity option, restricted equity, equity appreciation right or similar equity-based plan or (d) any other employment, deferred-compensation, retention, retirement, retirement savings, severance, termination, separation, change in control, welfare-benefit, reimbursement, bonus, profit-sharing, incentive or fringe-benefit plan, program or arrangement.

“Employment Agreements” means the employment agreements between the Company, on the one hand, and the Principals, on the other hand, attached hereto as Exhibit C.

“Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws); provided, however, that in determining whether a Contractual Obligation itself is subject to an Encumbrance, none of the foregoing arising under the terms of such Contractual Obligation shall be deemed to be an Encumbrance.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Consideration” has the meaning set forth in Section 2.02(a).

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“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, preemptive right, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in, or that has a value otherwise derived from, the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning provided in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among the Escrow Agent, the Buyer, the Sellers and the Principals substantially in the form of Exhibit D and with such changes as may be reasonably requested by the Escrow Agent.

“Escrow Account” means the account designated by the Escrow Agent into which the Escrow Share Amount and the Escrow Cash Amount shall be deposited and any succeeding account in which the Escrow Share Amount and the Escrow Cash Amount shall be held by the Escrow Agent.

“Escrow Cash Amount” means $2,500,000.

“Escrow Share Amount” means 2,150,000 KCAP Common Shares.

“Excluded Assets” means the assets set forth on Schedule 1.01(B).

“Excluded Contracts” has the meaning set forth in Section 6.08.

“Excluded Liabilities” means (i) any portion of the Closing Debt Amount that remains unpaid immediately following the Closing, (ii) any Seller Transaction Expenses that remain unpaid immediately following the Closing, (iii) any Liability arising from the Excluded Assets or a Real Property Lease, (iv) Pre-Closing Liabilities and (v) any matter set forth on Schedule 1.01(C), but specifically, in all cases, excluding (a) the Specified Liabilities, (b) Liabilities for Taxes and (c) Liabilities in respect of Special Accounting Expenses.

“Facilities” means any buildings, plants, improvements or structures located on the Leased Real Property.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

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“Financials” has the meaning set forth in Section 3.06(a)(ii).

“GAAP” means generally accepted accounting principles in the United States as in effect at the time in question.

“GAAP Annual Financials” has the meaning set forth in Section 6.07(a)(i).

“GAAP Financials” has the meaning set forth in Section 6.07(a)(ii).

“GAAP Interim Financials” has the meaning set forth in Section 6.07(a)(ii).

“GAAS” means the United States generally accepted auditing standards.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency, commission or self-regulatory organization entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other Liabilities of such partnership or venture.

“Hazardous Substance” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste.

“Indemnified Person” means, with respect to any Indemnity Claim, each Buyer Indemnified Person or Seller Indemnified Person asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) under Section 7.01 or Section 7.02, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted.

“Indemnity Claim” means a claim for indemnity under Section 7.01 or Section 7.02, as the case may be.

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“Intellectual Property Rights” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, including:

(a)          patents, copyrights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in Technology;

(b)          trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c)          domain names, rights of privacy and publicity, and moral rights;

(d)          any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing; and

(e)          all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Interim Financials” has the meaning set forth in Section 3.06(a)(ii).

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“KCAP” has the meaning set forth in the Preamble.

“KCAP Common Stock” means common stock, par value $0.01 per share, of KCAP.

“KCAP SEC Reports” has the meaning set forth in Section 5.11(a).

“Leased Real Property” has the meaning set forth in Section 3.10(a).

“Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law as of the date hereof.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liability Policies” has the meaning set forth in Section 3.24.

“Losses” has the meaning set forth in Section 7.01(a).

“Material Company Contract” has the meaning set forth in Section 3.17(b).

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“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Overall Indemnity Cap” means $43,750,000.

“PCAOB” means the Public Company Accounting Oversight Board auditing standards.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Caravelle Activities” means the management, directly or indirectly, of Caravelle Investment Fund LLC in connection with the liquidation of securities owned thereby and the dissolution thereof.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business the existence of which would not constitute an event of default under, or breach of, a Real Property Lease and the Liabilities of the Company in respect of which are not overdue or otherwise in default, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Leased Real Property which are not violated in any material respect by the current use and operation of the Leased Real Property, (d) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting the value of, or the current occupancy or use of the Leased Real Property in any material respect and (e) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the Company is not in default under such lease or rental agreement).

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Information” has the meaning set forth in Section 3.11(c).

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“Pre-Closing Liabilities” means all Liabilities of the Company arising out of or resulting from events, actions or omissions occurring or circumstances existing before the Closing. For the avoidance of doubt, Liabilities relating to the performance of Contractual Obligations or of obligations in respect of Permits and Liabilities relating to compliance with Legal Requirements, in each case to the extent such performance or compliance is required after the Closing, shall not be Pre-Closing Liabilities.

“Post-Closing Period” has the meaning set forth in Section 6.05.

“Pre-Closing Period” has the meaning set forth in Section 6.05.

“Pre-Closing Tax Period” has the meaning set forth in Section 8.01.

“Predecessor” means, with respect to any specified Person, (a) any other Person that has ever merged or consolidated with or into such specified Person or (b) any other Person all or substantially all of whose assets has ever been acquired by such specified Person (whether by purchase, upon liquidation or otherwise).

“Principal” has the meaning set forth in the Preamble.

“Privacy Policy” has the meaning set forth in Section 3.11(c).

“Proposed Settlement Notice” has the meaning set forth in Section 7.04(d).

“Pro-Rata Percentage” means, with respect to each Principal, 50%.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property Leases” has the meaning set forth in Section 3.10(a).

“Regulation S-X” means Regulation S-X promulgated by the SEC as amended and in effect at the time in question

“Regulatory Filings” has the meaning set forth in Section 3.13(a)(i).

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, independent contractor, advisor, associate or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Period” means, as to each Principal and his respective Affiliates, the period commencing on the date hereof and ending on the earliest to occur of (a) the fifth anniversary of the date hereof, (b) the later of (i) the second anniversary of the date hereof and (ii) the termination of such Principal’s Employment Agreement (1) by the Company other than for “cause” (as defined in the Employment Agreements) and (2) by such Principal for “good reason” (as defined in the Employment Agreements), (c) the date upon which such Principal is involuntarily removed as a director of KCAP and (d) in the event that the Nominating and Corporate Governance Committee of the board of directors of KCAP shall fail to nominate such Principal for reelection as a director of KCAP, the date of the relevant shareholder meeting at which such Principal would otherwise be eligible for reelection.

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“Retained Entities” means (a) any Person performing services to, or owning an interest in, directly or indirectly, Trimaran Fund II, LLC (or parallel or alternative investment vehicles in respect thereof), in each case as of the date hereof, including Trimaran Fund Management LLC or (b) Trimaran Credit Managers Holdings LLC, Trimaran Credit Managers LP, Trimaran Credit Investors LLC, Trimaran Credit Managers BDC LP and Trimaran Credit Managers LLC.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Person” has the meaning set forth in Section 7.02(a).

“Seller Fundamental Representations” means the representations and warranties set forth in the second sentence of Section 3.01 (Organization), Section 3.02 (Power and Authorization), Section 3.04(b)(iii) (Noncontravention), Section 3.05 (other than (i) the fourth sentence of Section 3.05(a) and (ii) with respect to the third sentence of Section 3.05(a), only with respect to Company Interests and CLO Interests) (Capitalization of the Company), the first sentence of Section 3.08 (Debt; Guarantees), Section 3.09(b) (CLO Interests), Section 3.14 (Tax Matters), Section 3.25 (No Brokers), Section 4.01 (Organization), Section 4.02 (Power and Authorization), Section 4.04(a)(ii)(z) (Noncontravention), Section 4.05(a) and Section 4.05(b) (Title), Section 4.06 (Investment Representations), Section 4.07 (No Brokers) and Section 4.08 (Withholding).

“Seller Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions or in connection with or in anticipation of any alternative transactions considered by the Company to the extent such costs, fees and expenses are payable or reimbursable by the Company, including, (i) all fees and expenses payable to financial advisors and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (ii) the fees and expenses of Grant Thornton LLP relating to matters within the scope of the engagement letter attached hereto as Exhibit E, PricewaterhouseCoopers LLP relating to matters within the scope of the engagement letter attached hereto as Exhibit F and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred and (iii) all Change of Control Payments; provided that Seller Transaction Expenses shall not include costs, fee or expenses constituting Special Accounting Expenses or Specified Liabilities.

“Sellers’ Disclosure Schedules” has the meaning set forth in Section 1.02(b).

“Special Accounting Expenses” means the expenses of the Company in respect of the matters contemplated by Section 6.05 that are incurred after the Closing to the extent such expenses (a) relate to matters beyond the scope of (i) the engagement letter with Grant Thornton LLP attached hereto as Exhibit E and (ii) the engagement letter with PricewaterhouseCoopers LLP attached hereto as Exhibit F or (b) are incurred more than ninety (90) days after delivery of the GAAP Financials in form and substance reasonably satisfactory to Buyer.

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“Specified Liabilities” means (i) any Liabilities arising out of any failure to obtain the consent of any Client to the sale of Company Interests contemplated hereby, (ii) any Liabilities arising out of any claim by any current or former investor asserted with respect to (a) the amendment to the Trimaran CLO IV CMA dated as of February 10, 2012, (b) the amendment to the Trimaran CLO VI CMA dated as of February 10, 2012 or (c) the amendment to the CLO VII CMA dated as of February 10, 2012 or, in each case, the effectiveness thereof and (iii) any matter set forth on Schedule 1.01(D).

“Straddle Period” has the meaning set forth in Section 8.02.

“Subject Business” means the creation and management of accounts or pooled investment vehicles; provided, however, that the Permitted Caravelle Activities shall not be a Subject Business.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the Board of Directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise. For the avoidance of doubt, the term “Subsidiary” shall exclude the CLOs.

“Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat obligation, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not.

“Tax Claim” shall have the meaning set forth in Section 8.01(b).

“Tax Return” means any return, declaration, report, claim for refund or information return, statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, information (including research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

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“Third Party Claim” has the meaning set forth in Section 7.04(a).

“Trademark License Agreement” means the Brand License Agreement between TFM, on the one hand, and the Company, KCAP and the Buyer , on the other hand, in the form attached hereto as Exhibit G.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trimaran CLO IV” means Trimaran CLO IV Ltd., a limited liability company incorporated under the laws of the Cayman Islands.

“Trimaran CLO IV CMA” means the Collateral Management Agreement, dated as of September 29, 2005, by and between Trimaran CLO IV and the Company, as amended.

“Trimaran CLO IV Indenture” means the Indenture, dated as of September 29, 2005, by and among Trimaran CLO IV, Trimaran CLO IV (Delaware) Corp. and JPMorgan Chase Bank, National Association.

“Trimaran CLO V” means Trimaran CLO V Ltd., a limited liability company incorporated under the laws of the Cayman Islands.

“Trimaran CLO VI” means Trimaran CLO VI Ltd., a limited liability company incorporated under the laws of the Cayman Islands.

“Trimaran CLO VI CMA” means the Collateral Management Agreement, dated as of August 16, 2006, by and between Trimaran CLO VI and the Company, as amended.

“Trimaran CLO VII” means Trimaran CLO VII Ltd., a limited liability company incorporated under the laws of the Cayman Islands.

“Trimaran CLO VII CMA” means the Collateral Management Agreement, dated as of March 22, 2007, by and between Trimaran CLO VII and the Company, as amended.

“Upstream Vehicles” has the meaning set forth in Section 4.05(c).

Section 1.02.         Incorporation of Disclosure Schedules.

(a)          Each of the Sellers’ Disclosure Schedules and the Buyer Disclosure Schedules attached to this Agreement form an integral part of it for all purposes of this Agreement.

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(b)          The Sellers’ Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered Sections and subsections contained in ARTICLE III and ARTICLE IV (the “Sellers’ Disclosure Schedules”). The Buyer Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered Sections and subsections contained in ARTICLE V (the “Buyer Disclosure Schedules”). Capitalized terms used in the Sellers’ Disclosure Schedules and not otherwise defined shall have the meanings set forth in this Agreement. Information furnished in the Sellers’ Disclosure Schedules and the Buyer Disclosure Schedules, respectively, shall provide information regarding, and qualify only, the relevant Section or subsection of this Agreement unless and only to the extent that (i) disclosure in a numbered or lettered Section or subsection of the Sellers’ Disclosure Schedules or the Buyer Disclosure Schedules, respectively, is specifically referred to by appropriate cross-reference in another numbered or lettered Section or subsection of the Sellers’ Disclosure Schedules or the Buyer Disclosure Schedules, respectively, or (ii) with respect to disclosures made in a numbered and lettered Section or subsection of the Sellers’ Disclosure Schedules or the Buyer Disclosure Schedules, respectively, corresponding to a numbered and lettered Section or subsection of ARTICLE III, ARTICLE IV or ARTICLE V of this Agreement, it is reasonably apparent on the face of such disclosure that such disclosure qualifies one or more of the other numbered or lettered Section or subsection of ARTICLE III, ARTICLE IV or ARTICLE V of this Agreement; provided, however, that with respect to disclosure intended to qualify Section 3.04 (Noncontravention), Section 3.05 (Capitalization), Section 3.06 (Financial Matters), Section 3.23 (Litigation), Section 4.04 (Noncontravention), Section 4.05 (Title), Section 5.04 (Noncontravention) or Section 5.05 (Capitalization), such disclosure must be specifically set forth on the corresponding numbered and lettered Section or subsection of the Sellers’ Disclosure Schedules or the Buyer Disclosure Schedules, respectively.

ARTICLE II.

PURCHASE AND SALE; CLOSING.

Section 2.01.         Purchase and Sale of Company Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, transfer and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase from the Sellers, all of the outstanding Company Interests.

Section 2.02.         Purchase Price. The aggregate consideration for the purchase and sale of the Company Interests and the cancellation of all other Equity Interests in the Company at Closing (the “Purchase Price”) will be equal to:

(a)          3,600,000 unregistered shares of KCAP Common Stock (the “Equity Consideration”); and

(b)          an amount in cash equal to twenty-five million dollars ($25,000,000) less the CLO Purchase Price (such remainder, the “Cash Consideration”).

Section 2.03.         Closing; Deliveries and Payments.

(a)          Closing. The closing of the purchase and sale of the Company Interests (the “Closing”) shall take place at 10:00 a.m. (eastern daylight time) on the date hereof at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036.

(b)          Buyer Closing Deliveries and Payments. Contemporaneously herewith, Buyer (or both Buyer and KCAP in the case of Sections 2.03(b)(vii), (viii), (ix) and (x)) shall deliver or cause to be delivered at the Closing (or, as applicable, such later date as noted below) the following:

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(i)          to each Principal (each of whom is designated by the Sellers to receive a portion of the Cash Consideration contemplated by this clause (i)), on behalf of the Sellers, an amount in cash equal to 50% of the Cash Consideration less (x) 50% of the Escrow Cash Amount less (y) 50% of the Closing Debt Amount and less (z) 50% of the amount of any unpaid Seller Transaction Expenses incurred on or before the Closing, by wire transfer of immediately available funds to the account or accounts designated in the Closing Payment Certificate;

(ii)         to the Escrow Agent, an amount in cash equal to the Escrow Cash Amount;

(iii)        to each Principal (each of whom is hereby designated by the Sellers to receive the portion of the Equity Consideration contemplated by this clause (ii)), on behalf of the Sellers, evidence from American Stock Transfer & Trust Company to the effect that a share certificate representing a number of shares of KCAP Common Stock equal to the 50% of excess of (x) the Equity Consideration over (y) the Escrow Share Amount shall be delivered to such Principal within two Business Days following the Closing;

(iv)        to the Escrow Agent, a share certificate representing a number of shares of KCAP Common Stock equal to the Escrow Share Amount (which certificate shall be delivered within two Business Days following the Closing);

(v)         to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of the Closing Debt Amount, the amount payable to such Person as specified in the Closing Payment Certificate by wire transfer of immediately available funds to the account or accounts of such Person specified in the Closing Payment Certificate;

(vi)        to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of Seller Transaction Expenses incurred on or before the Closing, the amount payable to such Person as specified in the Closing Payment Certificate by wire transfer of immediately available funds to the account or accounts of such Person specified in the Closing Payment Certificate;

(vii)       certificates of each of Buyer and KCAP in the form of Exhibit H, dated as of the date hereof, signed by the Secretary of Buyer or KCAP, as applicable, certifying as to (i) the names and incumbency of each of the officers of Buyer or KCAP, as applicable, executing this Agreement or any Ancillary Agreement, (ii) the Organizational Documents of Buyer or KCAP, as applicable, and (iii) all resolutions adopted by the board of managers or board of directors (or equivalent body) of Buyer or KCAP, as applicable, in connection with this Agreement and the Contemplated Transactions;

(viii)      certificates of good standing as of a recent date with respect to each of Buyer and KCAP issued by the relevant Governmental Authority of such entity’s jurisdiction of organization;

(ix)         counterpart signature pages executed by Buyer and KCAP, as applicable to each Ancillary Agreement; and

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(x)          copies of all documentation relating to all actions taken by (including any authorization, consent, waiver or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that were required in order to consummate the Contemplated Transactions.

(c)          Seller’s Closing Deliveries. Contemporaneously herewith, the Sellers shall deliver or cause to be delivered to Buyer at the Closing the following:

(i)          with respect to all Company Interests to be purchased and sold by the Sellers hereunder, a written instrument of transfer, substantially in the form attached hereto as Exhibit I, executed by each Seller transferring the Company Interests to Buyer;

(ii)         a certificate of the Company in the form of Exhibit H, dated as of the date hereof, signed by the Principals in their capacity as managing directors of the Company, certifying as to (i) the names and incumbency of each of the officers of the Company executing this Agreement or any Ancillary Agreement, (ii) the Organizational Documents of the Company and (iii) all resolutions adopted by the board of managers or board of directors (or equivalent body) of the Company in connection with this Agreement and the Contemplated Transactions;

(iii)        a certification from each Seller (in a form as may be reasonably requested by counsel to Buyer) conforming to the requirements of Treasury Regulation Sections 1.1445-2(b)(2) certifying that such Seller is not a “foreign person” as defined in Code Section 1445;

(iv)        certificates of good standing as of a recent date with respect to the Company issued by the relevant Governmental Authority of its jurisdiction of organization;

(v)         counterpart signature pages executed by the Company, the Sellers or the Principals, as applicable to each Ancillary Agreement;

(vi)        customary payoff letters and lien release documentation reasonably satisfactory to Buyer and its counsel and lenders relating to the repayment of all Debt of the Company outstanding as of the Closing and the termination of all Encumbrances on any Assets securing any such Debt;

(vii)       the Closing Payment Certificate; and

(viii)      copies of all documentation relating to all actions taken by (including any authorization, consent, waiver or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that were required in order to consummate the Contemplated Transactions.

Section 2.04.         Escrow. At Closing, Buyer or KCAP, as applicable, will (in accordance with Section 2.03(b)(ii) and (iv)) deliver the Escrow Share Amount and the Escrow Cash Amount to the Escrow Agent. The Escrow Share Amount and the Escrow Cash Amount shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.

In order to induce Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company hereby represents and warrants to Buyer as follows:

Section 3.01.         Organization. Section 3.01 of the Sellers’ Disclosure Schedules sets forth for each Company Related Entity its name and jurisdiction of organization (and name under which any Company Related Entity is doing business). Each Company Related Entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Company Related Entity is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases real property or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has delivered to Buyer accurate and complete copies of (a) the Organizational Documents of each Company Related Entity and (b) the minute books of each Company Related Entity, which contain records of all meetings held of, and other actions taken by, any Seller and any partners, members or other holders of Equity Interests in such Company Related Entity, the board of managers or board of directors (or equivalent body) of such Company Related Entity and each committee thereof. Section 3.01 of the Sellers’ Disclosure Schedules sets forth an accurate and complete list of all Predecessors of each Company Related Entity.

Section 3.02.         Power and Authorization.

(a)          Contemplated Transactions. Each of the Company Related Entities that is a party to this Agreement or any Ancillary Agreement, has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each such Ancillary Agreement. Each of the Company Related Entities that is a party to this Agreement or any Ancillary Agreement, has duly authorized by all necessary action on the part of any Seller and the board of managers or board of directors (or equivalent body) of such Company Related Entity, the execution, delivery and performance of this Agreement and each such Ancillary Agreement by such Company Related Entity. This Agreement and each Ancillary Agreement to which any Company Related Entity is a party (i) have been duly executed and delivered by each Company Related Entity that is a party thereto and (ii) is a legal, valid and binding obligation of each such Company Related Entity, enforceable against each such Company Related Entity in accordance with its terms.

(b)          Conduct of Business. Each Company Related Entity has all requisite corporate power and authority (or, as applicable, all requisite limited liability company power and authority or other analogous power and authority) necessary to own, lease, operate and use its Assets and carry on the Business.

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Section 3.03.         Authorization of Governmental Authorities. Except as disclosed on Section 3.03 of the Sellers’ Disclosure Schedules, no action by (including any authorization by or consent or approval of), or notification to or filing with, any Governmental Authority is required by or on behalf of any Company Related Entity or in respect of any Company Related Entity, the Business or any Assets of any Company Related Entity for, or in connection with, (a) the valid and lawful authorization, execution, delivery and performance by any Company Related Entity of this Agreement or any Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions.

Section 3.04.         Noncontravention. Except as disclosed on Section 3.04 of the Sellers’ Disclosure Schedules, none of the authorization, execution, delivery or performance by any Company Related Entity of this Agreement (without giving effect to Section 6.08 or the last sentence of Section 6.09) or any Ancillary Agreement to which it is a party, nor the consummation of the Contemplated Transactions, will:

(a)          assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case, as disclosed on Section 3.03 or 4.03 of the Sellers’ Disclosure Schedules, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to any Company Related Entity, the Business or any Assets of any Company Related Entity; or

(b)          conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Debt or Liability under, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, interests, duties, properties or assets of any Company Related Entity under, any of the terms, conditions or provisions of (i) any Permit applicable to or otherwise affecting any Company Related Entity, except where such conflict, breach, violation, default, termination, acceleration or other event has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (ii) any Contractual Obligation of any Company Related Entity except where such conflict, breach, violation, default, termination, acceleration or other event has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, or (iii) the Organizational Documents of any Company Related Entity.

Section 3.05.         Capitalization of the Company.

(a)          Authorized and Outstanding Equity Interests. All of the outstanding Equity Interests of the Company are held of record and beneficially owned by the Persons in the respective amounts set forth on Section 3.05 of the Sellers’ Disclosure Schedules. Except as set forth on Section 3.05 of the Sellers’ Disclosure Schedules, the Company has no issued or outstanding Equity Interests nor holds any Equity Interests in its treasury. The Company has delivered to Buyer accurate and complete copies of the records showing ownership of the Equity Interests of the Company to the extent the same exist, which records reflect all issuances, transfers, repurchases and cancellations of Equity Interests of the Company. All of the outstanding Equity Interests of each Company Related Entity have been duly authorized, validly issued and are fully paid and non-assessable. No Company Related Entity has violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of its Equity Interests.

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(b)          Encumbrances on Equity Interests, etc. The Company does not have, and has never had, any Subsidiaries. Except as disclosed on Section 3.05 of the Sellers’ Disclosure Schedules: (i) there are no Contractual Obligations relating to the ownership, transfer or voting of any Equity Interests in the Company or otherwise affecting the rights of any holder of the Equity Interests in the Company, (ii) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of the Company which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in the Company and (iii) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in the Company.

Section 3.06.         Financial Matters.

(a)          Financial Statements. Attached as Exhibit J are copies of each of the following:

(i)          the audited balance sheets of the Company as of December 31, 2010 (the “Audited Balance Sheet” and the date thereof, the “Audited Balance Sheet Date”), December 31, 2009 and December 31, 2008, and the related audited statements of income, cash flow and changes in owners’ equity of the Company for the fiscal years then ended, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto (collectively, the “Audited Financials”); and

(ii)          (A) the unaudited balance sheets of the Company as of the last day of each fiscal quarter ending after January 1, 2011 and on or prior to the date hereof, (B) the unaudited statements of income of the Company for the three month and year-to date periods then ended and cash flows of the Company for the year-to-date periods then ended, together with the statements for the corresponding periods of the immediately preceding year, and (C) the unaudited statements of income (1) for the three-month period ended December 31, 2010 and (2) from the most recently completed fiscal quarter, which fiscal quarter may be the last fiscal quarter of a year, through the date hereof (the “Interim Financials” and, together with the Audited Financials, the “Financials”).

(b)          The Financials were prepared in accordance with the methods of accounting used to prepare the federal income tax returns of the Principals in respect of the Company.

(c)          Banking Facilities. Section 3.06(c) of the Sellers’ Disclosure Schedules sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other similar arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

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Section 3.07.         Absence of Certain Developments. Except in respect of the matters disclosed in Section 3.07 of the Sellers’ Disclosure Schedules, since the Audited Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and:

(a)          the Company has not (i) amended its Organizational Documents, (ii) amended any term of its outstanding Equity Interests or other securities, (iii) issued, sold, granted, or otherwise disposed of, its Equity Interests or other securities, (iv) made any declaration, set aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its Equity Interests or other securities (other than those consisting of cash or, at Closing, Excluded Assets), (v) merged or consolidated with any Person, (vi) made any loan, advance or capital contribution to, acquired any Equity Interests in, or otherwise make any investment in, any Person or (vii) adopted or carried out any plan of complete or partial liquidation or dissolution;

(b)          the Company has not (i) become liable in respect of any Guarantee, (ii) incurred, assumed or otherwise become liable in respect of any Debt other than in the Ordinary Course of Business, (iii) repaid, prepaid or otherwise discharged or satisfied any material Liabilities, other than in the Ordinary Course of Business or as explicitly contemplated by this Agreement in connection with the Contemplated Transactions, or (iv) waived, cancelled or assigned any claims of substantial value other than in the Ordinary Course of Business;

(c)          the Company has not (i) permitted any of its material Assets to become subject to an Encumbrance (other than a Permitted Encumbrance), (ii) sold, leased, licensed or otherwise disposed of any of its material Assets (other than transactions permitted by Section 3.07(a)(iv)), (iii) acquired any material Assets, except for acquisitions of Assets in the Ordinary Course of Business, or (iv) entered into, or performed, any transaction with, or for the benefit of, the Sellers, the Principals or any Affiliate thereof (other than payments made to officers, managers and employees in the Ordinary Course of Business or transactions permitted by Section 3.07(a)(iv));

(d)          there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material asset of the Company;

(e)          the Company has not made any capital expenditures that are in the aggregate in excess of $50,000;

(f)          the Company has not (i) entered into any Contractual Obligation providing for the employment of or provision of services on an independent contractor (providing services customarily provided by employees) or consultancy basis by any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, manager, employee, consultant, independent contractor (providing services customarily provided by employees) or other agent or service provider, (ii) adopted, modified, suspended or terminated any Employee Plan or increased any benefits under any Employee Plan or increased the Compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director, consultant or independent contractor (providing services customarily provided by employees) of the Company (other than (A) any increase adopted in the Ordinary Course of Business in respect of the Compensation of any employee whose annual base Compensation does not exceed $100,000 after giving effect to such increase or (B) any increase in benefits or Compensation required by Legal Requirements or required pursuant to the terms of an existing Employee Plan or an existing employment, consulting, independent contractor (providing services customarily provided by employees), indemnification, change of control, severance or similar agreement with any current or former director, officer, employee, consultant or independent contractor so long as such Employee Plan or agreement has been disclosed as of the date of this Agreement to Buyer on a Schedule to this Agreement) or (iii) instituted any new, or modified any existing, severance or termination pay practices;

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(g)          the Company has not made any material change in its methods of accounting or accounting practices (including with respect to reserves);

(h)          except in respect of matters relating exclusively to the Excluded Assets, the Company has not settled, agreed to settle, waived or otherwise compromised any pending or threatened Actions (i) involving potential payments by or to the Company of more than $25,000 in aggregate, (ii) that admit liability or consent to non-monetary relief, or (iii) that otherwise are or would reasonably be expected to be material to the Company or the Business;

(i)          the Company has not entered into any new line of business (including managing any CLO or entering into any Client Contract with any Person) or discontinued any line of business or any material business operations;

(j)          none of the Company nor, to the Company’s Knowledge, any CLO has (i) amended or proposed to amend the Organizational Documents or any term of the outstanding Equity Interest or Debt Interest of any CLO, (ii) voluntarily divested itself of management of any Client, (iii) entered into or amended (or permitted any CLO to enter into or amend) any side letter agreement with any Client or any investor in any CLO that provides for (or would provide for following such amendment) (A) a reduced management fee, performance allocation, profit share, revenue share, incentive allocation or other similar payment or payments with respect to any Client or any investor in any CLO, (B) special withdrawal or redemption rights for any Client or any investor in any CLO or (C) any other material concession to any Client or any investor in any CLO with respect to the terms of an investment in any CLO or other product or (iv) accelerated the billing or other realizations of advisory or performance fees payable by any Client or any investor in any CLO to the Company or delayed the payment of any Liabilities beyond the Ordinary Course of Business;

(k)          the Company has not taken any action with respect to any Person designated as a “Key Manager” of Trimaran CLO IV that has resulted in, or that with the passage of time would result in, a violation of the Trimaran CLO IV CMA or the Trimaran CLO IV Indenture;

(l)          the Company has not entered into, adopted, modified, renewed (other than renewals with respect to any Material Company Contract that automatically renews in accordance with its terms) or amended in any material respect (including by accelerating material rights, benefits or obligations under) any Material Company Contract (other than Material Company Contracts included in the Excluded Assets);

(m)          the Company has not written up or written down any of its material Assets;

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(n)          [Intentionally Omitted]

(o)          the Company has not licensed or otherwise disposed of the rights to use any material patent, trademark or other Intellectual Property Right or disclosed material trade secrets to a third party;

(p)          the Company has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.07; and

(q)          no event, change, fact, condition or circumstance has occurred or arisen that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.08.         Debt; Guarantees. The Company has no Liabilities in respect of Debt except as set forth on Section 3.08 of the Sellers’ Disclosure Schedules. For each item of Debt, Section 3.08 of the Sellers’ Disclosure Schedules correctly sets forth the debtor, the Contractual Obligations governing the Debt, the principal amount of the Debt as of the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Debt (and all Contractual Obligations governing all related Encumbrances). Except as set forth on Section 3.08 of the Sellers’ Disclosure Schedules, the Company has no Liability in respect of a Guarantee of any Debt or other Liability of any other Person.

Section 3.09.         Assets.

(a)          Ownership of Assets. The Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or adequate rights to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all Assets reflected in the Audited Balance Sheet or acquired after the Audited Balance Sheet Date, except for the Excluded Assets and such Assets that have been sold or otherwise disposed of since the Audited Balance Sheet Date in the Ordinary Course of Business (collectively, the “Assets”). Except as disclosed on Section 3.09(a) of the Sellers’ Disclosure Schedules, none of the Assets is subject to any Encumbrance other than a Permitted Encumbrance.

(b)          CLO Interests. Section 3.09(b) of the Sellers’ Disclosure Schedules sets forth (i) the tranche or class of such Equity Interests and Debt Interests owned by the Company and (ii) the percentage as of the date hereof of each such tranche or class represented by such Equity Interests and Debt Interests.

(c)          Condition of Tangible Assets. All of the material fixtures and other material improvements to the Leased Real Property included in the Assets (including any Facilities) and all of the material tangible personal property other than inventory included in the Assets (i) are in all material respects adequate and suitable for their present uses, (ii) are in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (iii) have been maintained in all material respects in accordance with normal industry practice.

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(d)          Investments. Except for the CLOs, investments of the CLOs or as set forth in Section 3.09(d) of the Sellers’ Disclosure Schedules, the Company (i) does not control, directly or indirectly, or own any direct or indirect Equity Interest in any Person, (ii) is not subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person and (iii) does not own, directly or indirectly, any interest in any joint venture or partnership of any kind.

Section 3.10.         Real Property.

(a)          The Company does not own and has never owned any real property. Section 3.10(a) of the Sellers’ Disclosure Schedules sets forth a list of the addresses of all real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, the Company (the “Leased Real Property”). Section 3.10(a) of the Sellers’ Disclosure Schedules also identifies with respect to each Leased Real Property, each lease, sublease, license or other Contractual Obligation under which such Leased Real Property is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation, and each amendment, modification or supplement thereto (the “Real Property Leases”).

(b)          Except for the Real Property Leases and as set forth on Section 3.10(b) of the Sellers’ Disclosure Schedules, there are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of any of the Leased Real Property and there is no Person (other than the Company) in possession of any of the Leased Real Property. With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the representations and warranties in this Section 3.10(b), Section 3.17(b) and Section 3.17(c) are true and correct with respect to the underlying lease.

(c)          The Company has delivered to Buyer accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

(d)          The Company’s current use of the Leased Real Property does not violate in any material respect any restrictive covenant of record that affects any of the Leased Real Property.

Section 3.11.         Intellectual Property.

(a)          Company IP.

(i)          The Company owns all right, title and interest in and to, or is licensed or otherwise possesses a valid and enforceable right to use, all Company Technology and all Company Intellectual Property Rights that are material to the Business as currently conducted and as presently contemplated.

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(ii)         Section 3.11(a)(ii) of the Sellers’ Disclosure Schedules sets forth a true, correct and complete list of all Company Technology and all Company Intellectual Property Rights that are both owned by the Company and are registered, issued or the subject of a pending application with any Governmental Authority. All of the registrations, issuances and applications set forth on Section 3.11(a)(ii) of the Sellers’ Disclosure Schedules that are material to the Business as currently conducted and as presently contemplated are in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees, costs and expenses in respect thereof, and all filings related thereto, have been duly made. The Company owns and possesses all right, title and interest in and to all Company Technology and all Company Intellectual Property that is owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances and subject to Section 3.11(a)(ii)(2)).

(iii)        Section 3.11(a)(iii)(A) of the Sellers’ Disclosure Schedules sets forth a true, correct and complete list of all contracts that are material to the conduct of the Business (1) pursuant to which the Company uses any material Company Technology or material Company Intellectual Property pursuant to a valid license or other right granted in a contract (other than licenses for use of off-the-shelf commercially available software granted pursuant to the licensor’s standard form agreement with annual license fees of less than $50,000) or (2) pursuant to which the Company has granted to a third party any right in or to any Company Technology or Company Intellectual Property that is owned by the Company. The Company has not taken or failed to take any action and, to the Company’s Knowledge no other event has occurred, that could subject any such license agreement to termination or otherwise cause any such license agreement not to be in effect in the foreseeable future. Except as disclosed on Section 3.11(a)(iii)(C) of the Sellers’ Disclosure Schedules, either the Company has the right to use the Company Intellectual Property Rights not owned by it without payment or obligation to any third party, in perpetuity, or, in those instances where a payment is required, the Company has paid all royalties due to date and performed all obligations under all such license agreements. The Company is not presently in default and has received no notice of default under any such license agreement and, to the Company’s Knowledge, is not presently in default under any such license agreement.

(b)          Infringement. Neither the Company nor any Predecessor (i) has, to the Company’s Knowledge, interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person, (ii) has received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Technology), or (iii) has agreed to or has a Contractual Obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property Rights. To the Company’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Intellectual Property Rights.

(c)          Privacy Laws. The Company is in compliance with all applicable Legal Requirements and Contractual Obligations regarding the collection, use and protection of sensitive, non-public personally identifiable information (“Personal Information”) and, to the Company’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company. No Actions are pending or, to the Company’s Knowledge, threatened in writing against the Company relating to the collection or use of Personal Information.

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Section 3.12.         Legal Compliance; Illegal Payments; Permits.

(a)          Legal Compliance. Except as otherwise disclosed on Section 3.12(a) of the Sellers’ Disclosure Schedules, no Company Related Entity is, in any material respect, in breach or violation of, or default under, and no Company Related Entity has been, since January 1, 2008, in any material respect, in breach or violation of, or default under, its Organizational Documents or any Legal Requirement applicable to any Company Related Entity, including, if and to the extent applicable, the Investment Company Act, the Advisers Act, the 1933 Act and the 1934 Act.

(b)          Illegal Payments, etc. Except as set forth in Section 3.12(b) of the Sellers’ Disclosure Schedules:

(i)          In the conduct of the Business, no Company Related Entity nor, to the Company’s Knowledge, its Representatives on behalf of any Company Related Entity, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder a Company Related Entity (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

(ii)         None of the Company, any Principal, or any Company Related Entity or, to the Company’s Knowledge, any Representative of any Company Related Entity, (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or on any other similar list maintained by the Office of Foreign Assets Control; (ii) has been convicted of or charged with a felony relating to money laundering or is under investigation by any Governmental Authority for money laundering, (iii) has failed to comply with the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001 and the rules promulgated thereunder and (iv) has failed to comply with the rules and regulations administered by the Office of Foreign Assets Control. In the conduct of the Business, neither the Company, nor, to the Company’s Knowledge, any Client, any of their respective Representatives, nor any investor or shareholder in a Client, is a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended or (E) the foreign asset control regulations of the United States Department of the Treasury;

(iii)        No part of the payments or other value received by any Seller or any Principal, directly or indirectly, are currently intended to be used by such Seller or such Principal for any purpose which would cause a violation of applicable Legal Requirements.

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(c)          Permits. Each Company Related Entity has been duly granted all material Permits necessary for the conduct of the Business by it and the ownership use and operation of its Assets. Section 3.12(c) of the Sellers’ Disclosure Schedules sets forth a list of each material Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority responsible for issuing such Permit and (i) the Permits listed or required to be listed thereon are valid and in full force and effect, (ii) no Company Related Entity is, in any material respect, in breach or violation of, or default under, any such material Permit and (iii) to the Company’s Knowledge, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a material breach, violation or default under such Permit or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit.

Section 3.13.         Filings; Certain Investment Adviser, Broker Dealer and ERISA Matters.

(a)          Filings.

(i)          Since January 1, 2006, each Company Related Entity has timely filed all material registrations, declarations, reports, notices, forms and other filings required to be filed with the SEC, the Financial Industry Regulatory Authority, Inc., any clearing agency or any other Governmental Authority, and all amendments or supplements required to be filed to any of the foregoing (the “Regulatory Filings”). The Regulatory Filings of each Company Related Entity were prepared in accordance with applicable Legal Requirements and all fees and assessments due and payable in connection therewith have been paid.

(ii)         Each Company Related Entity is conducting its business in compliance in all material respects with its compliance policies and procedures. Since January 1, 2006, each Company Related Entity has adhered in all material respects to all supervisory, disclosure, suitability and sales practices, standards, policies and procedures, if any, required by any applicable Legal Requirement then in effect in connection with securities transactions.

(b)          Certain Investment Adviser Matters.

(i)          Except as set forth in Section 3.13(b)(i) of the Sellers’ Disclosure Schedules, the Company is not, and has not been during the past six years, an “investment adviser” required to be registered, licensed or qualified as an investment adviser under the Advisers Act or other applicable Legal Requirements or subject to any liability or disability by reason of any failure to be so registered, licensed or qualified.

(ii)         Except as set forth in Section 3.13(b)(ii) of the Sellers’ Disclosure Schedules, the Company is not ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser and none of the Principals or any of the Persons listed on Section 3.22(a)(1) of the Sellers’ Disclosure Schedules whose name is not marked with an asterisk nor any of their respective Affiliates are ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser. Without limiting the foregoing, none of the Company, any of the Principals, any of the Persons listed on Section 3.22(a)(1) of the Sellers’ Disclosure Schedules whose name is not marked with an asterisk nor any of their respective Affiliates has, during the period beginning six years prior to the date hereof, been convicted of any crime, is or has been engaged in any conduct described in Section 9(a) of the Investment Company Act, or is or has been subject to any disqualification, that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or for disqualification as an investment adviser for any investment company pursuant to Section 9(a) of the Investment Company Act and, to the Company’s Knowledge, there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that would reasonably be expected to become a basis for, any such disqualification, denial, suspension or revocation.

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(iii)        Except as set forth in Section 3.13(b)(iii) of the Sellers’ Disclosure Schedules, neither the Company nor, to the Company’s Knowledge, any “advisory affiliate” (as defined in Form ADV), is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any Governmental Authority relating to any aspect of its advisory business that could give rise to an affirmative answer to any of the questions in Item 11, Part 1 of Form ADV if the Company were registered as an investment adviser under the Advisers Act. To the Company’s Knowledge, none of the Company’s “management persons” (as defined in Form ADV) has been subject to any legal or disciplinary events that could give rise to an affirmative answer to any of the questions in Item 9, Part 2A of Form ADV if the Company were registered as an investment adviser under the Advisers Act. To the Company’s Knowledge, no “supervised person” (as defined in Form ADV) of the Company has been subject to any legal or disciplinary events that could give rise to an affirmative answer to any of the questions in Item 3, Part 2B of Form ADV if the Company were registered as an investment adviser under the Advisers Act.

(iv)        Since March 14, 2011, the Company, each of the Principals, each of the Persons listed on Section 3.22(a)(1) of the Sellers’ Disclosure Schedules whose name is not marked with an asterisk and each of their respective Affiliates, have not made a contribution or taken any action in violation of Advisers Act Rule 206(4)-5 or which under any Legal Requirement would prevent the Company from receiving any management fees, sub-advisory fees, incentive fees, performance fees or other similar payments with respect to Clients to which the Company, would otherwise be entitled.

(v)         Since February 18, 2011, the Company has complied, and has required all of its employees to comply, with the requirements of a Code of Ethics meeting the requirements of Rule 204A-1 under the Advisers Act, as if the Company was registered under the Advisers Act as an investment adviser.

(vi)        Since February 18, 2011, the Company has kept all books and records required by Rule 204-2 under the Advisers Act, as if the Company was registered under the Advisers Act as an investment adviser.

(c)          Broker Dealer Matters. The Company is not a “broker-dealer” required to be registered, licensed or qualified as a broker-dealer under the 1934 Act or other applicable Legal Requirement, or subject to any liability or disability by reason of any failure to be so registered, licensed or qualified.

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(d)          ERISA Matters. The Company has not, during the past three years, held itself out as a “fiduciary” as defined under ERISA. To the Company’s Knowledge, no basis exists on which any associated person of the Company is or would reasonably be expected to become subject to disqualification under Section 411(a) of ERISA from holding the positions described under Section 411(a)(1)-(3) of ERISA.

Section 3.14.         Tax Matters.

(a)          The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements. All such Tax Returns were true, correct and complete in all material respects. All Taxes (and any Liability for Taxes as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result for being liable for another Person’s Taxes as a transferee or successor, by Contractual Obligation or otherwise) owed by the Company (whether or not shown on any Tax Return) have been timely paid in full. There are no liens with respect to Taxes upon any Asset other than liens for current Taxes not yet due and payable.

(b)          The Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party, and the Company has complied with all reporting and recordkeeping requirements.

(c)          Since December 31, 2009, the Company has not made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax Return, settled or compromised any Action in respect of Taxes, entered into any Contractual Obligation in respect of Taxes with any Governmental Authority or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;

(d)          There is no pending, or to the Company’s Knowledge threatened, claim or Action concerning any Tax Liability of the Company. The Company has delivered to Buyer accurate and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company since January 1, 2007.

(e)          The Company has not waived any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company.

(f)          The unpaid Taxes of the Company did not as of the last day of the last fiscal quarter exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the unaudited balance sheet of the Company as of the last day of the last fiscal quarter (rather than in any notes thereto).

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(g)          The Company has not made any payments, nor has been or is a party to any Contractual Obligation that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code Sections 162 or 404.

(h)          The Company is not and has not been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, nor will be required to make such an adjustment as a result of the Contemplated Transactions, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.

(i)          The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date hereof, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the date hereof, (iv) any prepaid amount received on or prior to the date hereof or (v) any change in Legal Requirements.

(j)          The Company has never participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(k)          The income Tax classification of the Company in the jurisdictions where it is subject to income or similar Tax is set forth on Section 3.14 of the Sellers’ Disclosure Schedules. The Company is and always has been classified as a partnership (but not a publicly traded partnership) for U.S. federal, state and local tax purposes.

(l)          The Company is not, and has never been, (i) a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns or (ii) a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(m)          The Company does not have any actual or potential liability for any Taxes of any Person as a transferee or successor, by Contractual Obligation or otherwise.

(n)          The Company does not own an interest in any Person other than the CLO Interests.

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Section 3.15.         Employee Benefit Plans.

(a)          Section 3.15(a) of the Sellers’ Disclosure Schedules lists all material Employee Plans which the Company sponsors or maintains, or to which the Company contributes or is obligated to contribute, or under which the Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of the Company or the beneficiaries or dependents of any such Person (each a “Company Plan”). With respect to each Company Plan, the Company has delivered to Buyer accurate and complete copies of each of the following: (i) if the plan has been reduced to writing, the plan document or summary plan description, together with all amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, any trust agreements, custodial agreements, insurance policies or contracts, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) any summary plan descriptions, employee handbooks or similar employee communications, (v) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination letter from the IRS and any related correspondence, and any pending request for determination with respect to the plan’s qualification, (vi) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), the IRS letter determining that it so qualifies, (vii) in the case of any plan for which Forms 5500 are required to be filed, the three most recently filed Forms 5500, with schedules attached and (viii) any notices, letters or other correspondence from the IRS or the Department of Labor relating to such Company Plan.

(b)          Neither the Company nor any other Person that would be considered a single employer with the Company under the Code or ERISA has ever maintained a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(8) of ERISA, and no condition exists that presents a material risk to the Company of incurring a material liability under Title IV of ERISA or Section 412 or Section 430 of the Code.

(c)          Each Company Plan that is intended to be qualified under Code Section 401(a) is so qualified. Each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and any applicable collective bargaining agreements and with applicable Legal Requirements, and nothing has occurred with respect to any Company Plan that has subjected or could subject the Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Plan to a tax under Code Section 4973. Each Company Plan that is a qualified defined contribution plan is an “ERISA section 404(c) Plan” within the meaning of Department of Labor regulations section 2550.404c-1(b).

(d)          All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis and to the extent not yet due have been appropriately accrued in accordance with GAAP.

(e)          There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(f)          Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

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(g)          Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any service provider to the Company (i) complies and has been operated in compliance with the requirements of Code Section 409A and regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004. The Company has not, since January 1, 2005, maintained any other arrangement or arrangements that were subject to Code Section 409A with respect to which any Person could have any Liability for additions to tax under Code Section 409A.

(h)          Except as disclosed on Section 3.15(h) of the Sellers’ Disclosure Schedules, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will (i) entitle any employees of the Company to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting of any benefits under any Company Plan, or (iii) limit or restrict Buyer from merging, amending or terminating any of the Company Plans without incurring any Liability (other than ordinary administrative costs).

(i)          Each Company Plan and any related contracts may be amended or terminated without penalty other than the payment of benefits, fees or charges accrued or incurred through the date of termination.

(j)          With respect to each Company Plan that is subject to Legal Requirements of a jurisdiction outside the United States, each such plan required to be registered has been registered and is in good standing with applicable Governmental Authorities, all contributions required to be made to or in connection with each such plan have been made and each such plan has been established and administered in accordance with its terms and all applicable Legal Requirements.

Section 3.16.         Environmental Matters. (a) The Company and its Predecessors are, and have been, in compliance in all material respects with all Environmental Laws, (b) there has been no release or threatened release of any material amount of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise operated or used by the Company or a Predecessor thereof, (c) there have been no Hazardous Substances generated by the Company or a Predecessor thereof that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by the Company or a Predecessor thereof, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Company has delivered to Buyer accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments held by, or made for, the Company, in each case as amended and in effect.

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Section 3.17.         Contracts.

(a)          Contracts. Except for the Contractual Obligations disclosed in Section 3.17 of the Sellers’ Disclosure Schedules or those Contractual Obligations that are Excluded Assets, no Company Related Entity is bound by or a party to:

(i)          any Contractual Obligation (or group of related Contractual Obligations) for the purchase, sale, construction, repair or maintenance of inventory, raw materials, commodities, supplies, goods, products, equipment or other property, or for the furnishing or receipt of services, in each case, the performance of which by the Company will extend over a period of more than one year after the Closing or which provides for (or would be reasonably expected to involve) annual payments to or by the Company, after the Closing, in excess of $25,000 or aggregate payments to or by the Company in excess of $25,000;

(ii)         any Contractual Obligation of the Company relating to the acquisition or disposition by the Company of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material Asset (other than in the Ordinary Course of Business);

(iii)        any Contractual Obligation of the Company concerning or consisting of a partnership, limited liability company, joint venture or similar agreement;

(iv)        any Contractual Obligation under which the Company has permitted any Asset to become Encumbered (other than by a Permitted Encumbrance);

(v)         any Contractual Obligation (A) under which the Company has created, incurred, assumed or guaranteed any Debt or (B) under which any other Person has guaranteed any Debt of the Company;

(vi)        any Contractual Obligation containing covenants that in any way purport to (A) restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) of the Company or any Principal or (B) limit the freedom of the Company or any Principal to engage in any line of business or compete with any Person;

(vii)       any Contractual Obligation under which the Company is, or may become, obligated to incur any severance pay or Compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions (without giving effect to Section 6.08 or the last sentence of Section 6.09);

(viii)      any Contractual Obligation under which the Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Contemplated Transactions;

(ix)         any Contractual Obligation providing for the employment of or provision of services on an independent contractor or consultancy basis by any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee, independent contractor or consultant (other than a Company Plan) to the Company;

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(x)          any agency, dealer, distributor, sales representative, marketing or other similar Contractual Obligation;

(xi)         any custody, transfer agent, shareholder service, administrative, accounting (other than engagement letters in connection with routine audits) and similar Contractual Obligation (other than any Client Contract);

(xii)        any Contractual Obligation requiring the Company (A) to co-invest with any other Person, (B) to provide seed capital or similar investment or (C) to invest in any investment product (including any CLO);

(xiii)       any Contractual Obligation that contains (A) a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by the Company, the Principals or the Sellers of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to any such Person in respect of any Client or (B) a “most favored nation” or similar provision, in each case other than any such Contractual Obligations entered into by any CLO with respect to its investments;

(xiv)      any Contractual Obligation that contains (A) key person provisions pertaining to employees of the Company or (B) any of the following rights provided to an investor with respect to a Client managed, advised or sub-advised by the Company: (1) special withdrawal or redemption rights, (2) designation rights regarding advisory board or similar provisions, (3) anti-dilution rights or (4) special notice or reporting requirements imposing any material burden or expense on the Company;

(xv)       any placement agent agreement, or any other Contractual Obligation for the distribution or sale of Equity Interests or Debt Interests of a CLO;

(xvi)      any side letter with any Client or any investor in any CLO;

(xvii)     any outstanding general or special powers of attorney executed by or on behalf of the Company;

(xviii)    any Contractual Obligation, relating to the lease or license of any Asset, including Company Technology and Company Intellectual Property Rights (and including all customer license and maintenance agreements);

(xix)       any Contractual Obligation under which any Company Related Entity has advanced or loaned an amount to any of its Affiliates (other than portfolio companies of the CLOs) or employees other than in the Ordinary Course of Business;

(xx)        any Contractual Obligation between any Company Related Entity, on the one hand, and any Seller or any Principal (or Affiliate (other than the Company, the CLOs or any portfolio company of any CLO) or Family Member thereof), on the other hand, that will continue in effect after the Closing; and

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(xxi)       any other Contractual Obligation (other than those listed on Section 3.17 of the Sellers’ Disclosure Schedules in response to any of clause (i) through (xx) above) that is material to the Company Related Entities (excluding, for the avoidance of doubt, any Contractual Obligations entered into by any CLO with respect to its investments).

The Company has delivered to Buyer accurate and complete copies of each written Contractual Obligation listed on Section 3.17 of the Sellers’ Disclosure Schedules, in each case, as amended or otherwise modified and in effect. The Company has delivered to Buyer a written summary setting forth all of the material terms and conditions of each oral Contractual Obligation listed on Section 3.17 of the Sellers’ Disclosure Schedules.

(b)          Enforceability, etc. Each Contractual Obligation required to be disclosed on Section 3.10(a), Section 3.11(a)(iii)(A), Section 3.15(a), Section 3.15(h), Section 3.17, Section 3.19(b) or Section 3.23 of the Sellers’ Disclosure Schedules (each, a “Material Company Contract”) is Enforceable against each Company Related Entity that is party thereto, is in full force and effect in accordance with its terms, and, subject to obtaining any necessary consents disclosed in Section 3.03 and Section 3.04 of the Sellers’ Disclosure Schedules, will continue to be so Enforceable and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

(c)          Breach, etc. No Company Related Entity or, to the Company’s Knowledge, any other party thereto, is in material breach or violation of, or default under, or has repudiated any material provision of, any Material Company Contract.

Section 3.18.         Related Party Transactions. Except for the matters disclosed on Section 3.18 of the Sellers’ Disclosure Schedules, none of any Seller, any Principal or any Affiliate of any Principal (other than a Company Related Entity or controlled Affiliate thereof) and, to the Knowledge of the Company, any Person listed on Section 3.22(a)(1) of the Sellers’ Disclosure Schedules (or, to the Company’s Knowledge, any Family Member of any such Person who is an individual or an entity in which any such Person or such Family Member thereof owns a material interest) (a) has any material interest in any material Asset owned or leased by any Company Related Entity or used in connection with the Business or (b) has engaged in any material transaction, arrangement or understanding with any Company Related Entity since the Audited Balance Sheet Date with respect to which any obligation of any Company Related Entity remains outstanding as of the date hereof (other than payments made to, and other Compensation provided to, officers and directors (or equivalent or distributions of cash from the Company) in the Ordinary Course of Business).

Section 3.19.         Clients; Client Contracts.

(a)          The grand total principal balance of portfolio collateral (as set forth on the most recent report delivered to the trustee in respect of the CLOs), advised or sub-advised by the Company for all Clients, and the date of the most recent report, is set forth in Section 3.19(a) of the Sellers’ Disclosure Schedules.

(b)          Set forth in Section 3.19(b) of the Sellers’ Disclosure Schedules is a list as of the date of this Agreement of all Clients, setting forth with respect to each such Client:

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(i)          the name and registered office address of such Client;

(ii)         the date of the applicable Client Contract;

(iii)        the (i) management fees, sub-advisory fees, incentive fees, performance fees or other similar payments paid to the Company under the applicable Client Contract for each of the two most recently completed fiscal years for such Client and (ii) amounts received by the Company in respect of any Equity Interest or Debt Interest of any CLO held by the Company for each of the two most recently completed fiscal years for such Client;

(iv)        the terms of (i) any reduction in the management fees, sub-advisory fees, incentive fees, performance fees or similar payments, or in the asset base used to calculate such fees, that has occurred or is reasonably likely to occur within the twelve months following the last day of the most recently completed fiscal year of such Client in accordance with the terms of the applicable Client Contract or other Contractual Obligation and (ii) any waivers of, or reductions in, any such fee that has occurred since the last day of the most recently completed fiscal year of such Client, in each case to the extent not set forth or provided for in the applicable Client Contract or other Contractual Obligation;

(v)         the terms of any special withdrawal or redemption rights, in each case to the extent not set forth in the applicable Client Contract or other Contractual Obligation;

(vi)        the terms of any expense reimbursement (or assumption) arrangements or material unreimbursed payments required to be made by the Company to brokers, dealers or other Persons (other than to the Company) with respect to the distribution of interests of, services provided to investors in, or otherwise in connection with such Client, in each case (with respect to this clause (vii)) to the extent not set forth in any placement agent agreement set forth on Section 3.17 of the Sellers’ Disclosure Schedules or in the applicable Client Contract; and

(vii)       whether the Client Contract with respect to such Client requires the consent of any Client or any other Person in connection with the performance of this Agreement or the consummation of the Contemplated Transactions.

(c)          The Company does not act as an investment adviser, investment manager or otherwise provides investment advisory or sub-advisory services to any Person other than the Clients disclosed on Section 3.19(b) of the Sellers’ Disclosure Schedules. Except as disclosed on Section 3.19(b) of the Sellers’ Disclosure Schedules, there are no collective investment vehicles organized in any jurisdiction (i) sponsored or promoted by the Company or (ii) for which the Company acts as a general partner, trustee or managing member (or in similar capacity), principal underwriter or distributor.

(d)          Except for the consents set forth on Section 3.19(b) of the Sellers’ Disclosure Schedules, no Person has any individual or collective right to consent to or approve an assignment (including any deemed assignment within the meaning of Section 205(a)(2) of the Advisers Act) of a Client Contract by the Company.

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(e)          The Company is not party to any revenue sharing or subadvisory agreements with any Person in respect of any Client. Except as specifically described in Section 3.19(b) of the Sellers’ Disclosure Schedules by express disclosure thereon relating to a particular Client or as set forth in a Client Contract, there are no Contractual Obligations pursuant to which the Company or its Representatives has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any Client. As of the date hereof, no Client of the Company has expressed to the Company, a Principal or, to the Company’s Knowledge, any employees thereof, any intention to terminate or reduce its investment relationship with the Company or adjust the fee schedule with respect to any contract in a manner which would reduce the fees or other payments to the Company (including after giving effect to the Closing) in connection with such Client relationship.

(f)          Except as would not have a Company Material Adverse Effect on the Company, (i) each Client Contract has at all times since its effective date been (and currently is) duly authorized, executed and delivered by each party thereto and, and at all such times has been a valid and binding agreement of each party thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and to general equity principles), and (ii) the Company has been at all times (and currently is) in compliance with the material terms of each Client Contract to which it is a party (including the applicable investment guidelines and restrictions thereunder, where applicable), and no condition exists that constitutes or with notice or the passage of time would reasonably be expected to constitute a default by the Company or, to the Company’s Knowledge, any other party thereto thereunder.

(g)          As to each Client, there has been in full force and effect a written Client Contract at all times at which the Company was providing investment advisory services for such Client, all of which Client Contracts are listed in Section 3.19(b) of the Sellers’ Disclosure Schedules.

(h)          Set forth on Section 3.19(h) of the Sellers’ Disclosure Schedules is a list of each Person (including the Company or employee thereof) entitled to receive management fees, sub-advisory fees, incentive fees, performance fees or other similar payments directly from any Client pursuant to a Client Contract, or, to the Company’s Knowledge, otherwise, whether or not such payments are paid or payable and whether or not such payments arise as a result of ownership of an Equity Interest or Debt Interest of such CLO, are due and payable in connection with an employment, independent contractor or consulting agreement or arrangement, or are otherwise due and payable pursuant to a Contractual Obligation between any Person (including the Company or employee thereof), on the one hand, and any Client, on the other hand.

(i)          The Company does not provide and has never provided investment advisory services to a Client that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to the fiduciary responsibility provisions of Title I of ERISA or to Section 4975 of the Code, or a person acting on behalf of such plan or (ii) an entity whose assets include the assets of such a plan, within the meaning of Section 3(42) of ERISA and applicable regulations of the Department of Labor. In addition, the Company is not and has never been required to qualify as a qualified professional asset manager under Prohibited Transaction Class Exemption 84-14.

(j)          To the Knowledge of the Company, no controversy or disagreement exists between the Company, on the one hand, and any Client or investor or shareholder of a Client, on the other.

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(k)          No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained by, nor are any requests pending therefor, nor to the Knowledge of the Company are any such exemptions or regulatory relief necessary but not yet obtained, with respect to (i) the Company, (ii) any officer, member of the board of managers, partner, shareholder, owner, employee or representative, as applicable, of the Company or (iii) any Client.

(l)          With respect to each Client, each investment made by the Company or on behalf of such Client has been made in accordance with such Client’s investment policies, guidelines and restrictions set forth in (or otherwise provided to the Company pursuant to or in connection with) its Client Contract in effect at the time the investments were made, and has been held thereafter, in each case in all material respects in accordance with such investment policies, guidelines and restrictions.

Section 3.20.         CLOs.

(a)          Except as disclosed on Section 3.20(a) of the Sellers’ Disclosure Schedules, with respect to each CLO:

(i)          No default, event of default, termination event or violation of any provision of any CLO Indenture has occurred and no collateral manager termination event (or similar event which would permit any party to remove the Company with or without cause) has occurred under any CLO CMA, and none of the execution and delivery of this Agreement or any Ancillary Agreement, the consummation of the Contemplated Transactions or the compliance by the Company with any of the terms or provisions of this Agreement or any Ancillary Agreement will result in a default, an event of default, termination event or violation of any provision of any CLO Indenture or any CLO CMA or affect the rights of the Company to continue to act as the collateral manager for any CLO;

(ii)         To the Company’s Knowledge, each CLO is in compliance with all covenants and other provisions of the applicable CLO Indenture, CLO CMA and any other documents executed by such CLO in connection with the execution and delivery of the CLO Indenture and CLO CMA (collectively, the “CLO Documents”). The Company (if a party thereto), and, to the Company’s Knowledge, each other party to the CLO Documents, is in material compliance with the terms of the relevant CLO Documents, and is not in default or breach under any of the terms of such CLO Documents. There has not occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default by the Company, or, to the Company’s Knowledge, by any other party thereto, under, or permit the termination of (other than due to redemptions), any CLO Document. Each CLO Document to which a Company Related Entity is a party is in full force and effect as to such Company Related Entity, and, to the Company’s Knowledge, as to each party thereto, and constitutes a legal, valid and binding obligation of such Company Related Entity and, to the Company’s Knowledge, of each other party thereto, enforceable against such Company Related Entity, and, to the Company’s Knowledge, each other party thereto in accordance with its terms;

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(iii)        The Company, in its capacity as collateral manager under each CLO CMA, is in compliance in all material respects with all covenants and other provisions of the CLO Indentures and the CLO CMAs applicable to it;

(iv)        The consummation of the Contemplated Transactions does not (A) require consent or approval from the holder of any Debt Interests or Equity Interests in any CLO, any rating agency or any other party to any CLO Document, (B) require that a rating confirmation be obtained from any rating agency or (C) affect the rights of the Company under any CLO CMA to continue to act as the collateral manager thereunder;

(v)         The Company, in its capacity as collateral manager under each CLO CMA, has not given any notice to terminate any reinvestment or similar period pursuant to any CLO CMA or any CLO Indenture;

(vi)        No CLO, nor the pool of collateral associated with such CLO, is required to be registered as an “investment company” under the Investment Company Act;

(vii)       There is no Action that is pending (or to the Company’s Knowledge threatened) against any CLO or the Company, in its capacity as collateral manager under each CLO CMA;

(viii)      No CLO is currently a party to, or the subject of, any audit or Action regarding Taxes. To the Company’s Knowledge, there is no claim or assessment pending or threatened against any CLO relating to Taxes that has not been closed with finality; and

(ix)         No holder of any Equity Interests or Debt Interests in any CLO is presently entitled to any redemption rights other than pursuant to the CLO Documents.

(b)          Since the date of organization of each CLO, (i) such CLO has been operated and is currently operating in compliance in all material respects with all applicable Legal Requirements, (ii) no event has occurred or condition or circumstance exists that could reasonably be expected to constitute or result directly or indirectly in a violation by any CLO of, or a failure on the part of any CLO to comply with, any Legal Requirement in all material respects, and (iii) no offering memorandum or other document prepared or received by any Company Related Entity and used to sell the Equity Interests or Debt Interests in such CLO contained, at the time of its distribution or use, any untrue statement of a material fact with respect to the CLO or the Company, in its capacity as collateral manager under each CLO CMA, or omitted to state a material fact with respect to the CLO or the Company, in its capacity as collateral manager under each CLO CMA, required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(c)          (i) None of the Company, or, to the Company’s Knowledge, any other Company Related Entity, has received any notice from any holder of Equity Interests or Debt Interests in any CLO or the trustee or agent specified in the applicable CLO Indenture directing that the Company, in its capacity as collateral manager under each CLO CMA, be removed thereunder, or any other notice of a similar nature, and the Company has not provided any notice of its resignation as the collateral manager under any CLO CMA; (ii) to the Company’s Knowledge, there is no event, fact, or circumstance that is reasonably likely to result in a default, event of default, termination event or violation of any provision of the CLO Indentures or CLO CMAs or otherwise adversely affect the rights of the collateral manager under any CLO CMA or the ability of the Company to continue to act as the collateral manager thereunder prior to the Closing; (iii) there are no collateral management fees or similar fees that are due and payable by any CLO but remain unpaid beyond any applicable grace periods; and (iv) the Company has not, and, to the Company’s Knowledge, no other Company Related Entity has, received any written notice or other communication from any Governmental Authority or any other Person with respect to any CLO or the Company regarding any actual, threatened, alleged, possible, or potential violation of, or failure to comply with, any applicable Legal Requirement by any Company Related Entity, or any actual, threatened, alleged, possible, or potential material obligation on the part of any Company Related Entity to undertake, or to bear all or any portion of the cost of, any remedial action.

(d)          Except as disclosed on Section 3.20(d) of the Sellers’ Disclosure Schedules, the right of the Company to receive all fees and expense reimbursements from each CLO under the applicable CLO Documents is a valid and binding obligation of such CLO, enforceable against such CLO in accordance with the terms of such CLO Documents. The right of the Company to receive fees under such CLO Documents is free and clear of any Encumbrance, and the Company has not sold, assigned, pledged or otherwise transferred any such right, in whole or in part, to any Person.

(e)          The Company has delivered or made available to Buyer true, complete and correct copies of each of the following documents: (i) all CLO Documents, together with all amendments and supplements thereto, (ii) all written orders, officer’s certificates or written requests that are material and outside of the ordinary course of business given to any trustee on behalf of any CLO or the Company, in its capacity as collateral manager under each CLO CMA at any time since the closing date of the applicable CLO, (iii) all correspondence (including e-mail) relating to any actual, threatened or potential dispute with or claim by any holder of Equity Interests or Debt Interests of any CLO or any other party to a CLO Document delivered by (or to) the Company, in its capacity as collateral manager under each CLO CMA, to (or from) the trustee under the applicable CLO indenture or any CLO, any holder of Equity Interests or Debt Interests in any CLO, any other party to a CLO Document or any rating agency at any time since the closing date of the applicable CLO, (iv) all rating confirmations received by any CLO or the Company, in its capacity as collateral manager under each CLO CMA, at any time since the closing date of the applicable CLO, (v) all collateral portfolio reports relating to each CLO (the “CLO Reports”) issued at any time since the closing date of the applicable CLO and (vi) all accountants’ reports required under the applicable CLO Indenture for each CLO since the closing date of the applicable CLO. To the Company’s Knowledge, the CLO Reports were prepared in accordance with the requirements of the applicable CLO Indenture. To the Company’s Knowledge, each CLO Report sets forth the information required by the applicable CLO Indenture to be included therein. To the Company’s Knowledge, the information set forth in the CLO Reports is accurate, true, complete and correct in all material respects.

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(f)          Set forth on Section 3.20(f) of the Sellers’ Disclosure Schedules is a list of each Person designated as a “Key Manager,” as of the date hereof. Each such Person listed on Section 3.20(f) of the Sellers’ Disclosure Schedules has been approved by the applicable holders of Equity Interests and Debt Interests of Trimaran CLO IV in accordance with the terms of the Trimaran CLO IV CMA and Trimaran CLO IV Indenture. Except as set forth on Section 3.20(f) of the Sellers’ Disclosure Schedules, no Client Contract, CLO Indenture, CLO CMA or other Contractual Obligation to which any Company Related Entity is a party contains any key person or similar provisions.

Section 3.21.         Change of Control Payments. Except as disclosed on Section 3.21 of the Sellers’ Disclosure Schedules, there are no Change of Control Payments.

Section 3.22.         Labor Matters.

(a)          Section 3.22(a)(1) of the Sellers’ Disclosure Schedules sets forth a true and complete list of (i) all current employees of the Company or any of its Affiliates as of the date of this Agreement and (ii) any independent contractors performing service exclusively for the Company or any of its Affiliates as of the date of this Agreement, in each case including, as applicable, their titles. There are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company’s Knowledge, threatened between the Company, on the one hand, and its employees, on the other hand, and there have been no such troubles since January 1, 2009. (A) No employee of an the Company is represented by a labor union, (B) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (C) since January 1, 2009, no petition has been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative, (D) to the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company, and (E) since January 1, 2009, no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union to the Company. No executive officer’s or other key employee’s employment with the Company has been terminated for any reason nor has any such officer or key employee notified the Company of his or her intention to resign or retire, in each case since the Audited Balance Sheet Date.

(b)          The Company is in material compliance with all applicable employee agreements, consulting agreements, independent contractor agreements and other service contracts, written employee or human resource personnel policies (to the extent they contain enforceable obligations), handbooks or manuals, and severance or separation agreements, and is in full compliance with any legal obligation to maintain in effect any affirmative action plans. The Company is in material compliance with all applicable laws with respect to employment and employment-related practices, wages, hours and other terms and conditions of employment. At all times since the Audited Balance Sheet Date, the Company has properly classified for wage and hour purposes all employees, has properly classified all individuals treated by the Company as independent contractors and nothing has occurred that could give rise to any Liability in respect of any failure to so classify.

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Section 3.23.         Litigation; Governmental Orders.

(a)          Litigation. Except as disclosed on Section 3.23(a) of the Sellers’ Disclosure Schedules (which matters have not had, and would not reasonably be expected to have, a Company Material Adverse Effect), there is no Action to which any Company Related Entity is a party (either as plaintiff or defendant) or to which its Assets are or may be subject that is pending, or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any basis for any of the foregoing. Except as disclosed on Section 3.23(a) of the Sellers’ Disclosure Schedules, there is no Action which the Company, or, to the Company’s Knowledge, any other Company Related Entity, presently intends to initiate.

(b)          Governmental Orders. Except as disclosed on Section 3.23(b) of the Sellers’ Disclosure Schedules, no Governmental Order has been issued that is applicable to any Company Related Entity or its assets or business.

Section 3.24.         Insurance. Section 3.24 of the Sellers’ Disclosure Schedules sets forth an accurate and complete list of all insurance policies by which the Company, or any of its Assets, employees, officers or directors (or equivalent) or the Business have been insured since January 1, 2009 (the “Liability Policies”). Section 3.24 of the Sellers’ Disclosure Schedules describes any self-insurance arrangements affecting the Company. The Company maintains and has since January 1, 2009 maintained with financially sound and reputable insurers insurance with respect to their Assets, employees, officers and directors (or equivalent) and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Contractual Obligations. Except as disclosed on Section 3.24 of the Sellers’ Disclosure Schedules, no insurer has, since January 1, 2009, (a) questioned, denied or disputed coverage of any claim pending under any Liability Policy or (b) threatened to cancel any Liability Policy. Except as disclosed on Section 3.24 of the Sellers’ Disclosure Schedules, to the Company’s Knowledge, no insurer plans to materially increase the premiums for, or materially alter the coverage under, any Current Liability Policy. Except as disclosed on Section 3.24 of the Sellers’ Disclosure Schedules, the Company will after the Closing continue to have coverage under all of the Liability Policies with respect to events occurring prior to the Closing.

Section 3.25.         No Brokers. Assuming the accuracy of Buyer’s representation and warranty in Section 5.13, the Company has no Liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by the Sellers.

Section 3.26.         Disclosure. No representation, warranty or statement contained in this ARTICLE III contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND PRINCIPALS.

The Sellers and the Principals hereby represent and warrant to Buyer that:

Section 4.01.         Organization. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

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Section 4.02.         Power and Authorization.

(a)          Each Seller has all requisite power and authority necessary for the execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller is a party. Each Seller has duly authorized by all necessary action on the part of its board of managers or board of directors (or equivalent body) the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party. The consummation of the Contemplated Transactions by such Seller are within the power and authority of such Seller and have been duly authorized by such Seller by all necessary action on the part of such Seller (and its Board of Directors (or equivalent) and holders of its Equity Interests). This Agreement and each Ancillary Agreement to which each Seller is a party (a) have been duly executed and delivered by such Seller and (b) is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

(b)          Each Principal has full legal capacity, right and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which such Principal is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. With respect to each Principal, this Agreement constitutes, and each Ancillary Agreement to which such Principal is or will be a party will constitute when executed and delivered, a legal, valid and binding agreement of such Principal, enforceable against such principal in accordance with its terms.

Section 4.03.         Authorization of Governmental Authorities.

(a)          No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which such Seller is a party or (b) consummation of the Contemplated Transactions by such Seller.

(b)          No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any Principal of this Agreement and each Ancillary Agreement to which such Principal is a party or (b) consummation of the Contemplated Transactions by such Principal.

Section 4.04.         Noncontravention.

(a)          Except as disclosed on Section 4.04 of the Sellers’ Disclosure Schedules, neither the execution, delivery and performance by each Seller of this Agreement or any Ancillary Agreement to which such Seller is a party nor the consummation of the Contemplated Transactions by such Seller will:

(i)          assuming the taking of any action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities, in each case, as disclosed on Section 3.03 or 4.03 of the Sellers’ Disclosure Schedules, violate any provision of any Legal Requirement applicable to each Seller; or

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(ii)         conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or result in the creation of any Encumbrance upon any Equity Interests of each Seller under, any of the terms, conditions or provisions of (x) any Governmental Order applicable to or otherwise affecting such Seller or its assets or properties, (y) any material Contractual Obligation of such Seller, or (z) the Organizational Documents of such Seller.

(b)          Except as disclosed on Section 4.04 of the Sellers’ Disclosure Schedules, neither the execution, delivery and performance by any Principal of this Agreement or any Ancillary Agreement to which such Principal is a party nor the consummation of the Contemplated Transactions by such Principal will:

(i)          assuming the taking of any action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities, in each case, as disclosed on Section 3.03 or 4.03 of the Sellers’ Disclosure Schedules, violate any provision of any Legal Requirement applicable to such Principal; or

(ii)         conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (x) any Governmental Order applicable to or otherwise affecting such Principal or such Principal’s assets or properties or (y) any material Contractual Obligation of such Principal.

Section 4.05.         Title.

(a)          HBK is the record and beneficial owner of the outstanding Equity Interests in the Company set forth on Section 4.05(a) of the Sellers’ Disclosure Schedules, and HBK has good and marketable title to such Equity Interests, free and clear of all Encumbrances. HBK has full right, power and authority to transfer and deliver to Buyer valid title to the Equity Interests held by HBK, free and clear of all Encumbrances. Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which HBK has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Equity Interests in the Company. Except as disclosed on Section 4.05(a) of the Sellers’ Disclosure Schedules, HBK is not a party to, and the Equity Interests in the Company set forth on Section 4.05(a) of the Sellers’ Disclosure Schedules are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other Contractual Obligation relating to the transfer or voting of such Equity Interests.

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(b)          TFM is the record and beneficial owner of the outstanding Equity Interests (i) in the Company set forth on Section 4.05(b) of the Sellers’ Disclosure Schedules and (ii) in HBK set forth on Section 4.05(b) of the Sellers’ Disclosure Schedules, and TFM has good and marketable title to such Equity Interests, free and clear of all Encumbrances except as set forth on Section 4.05(b) of the Sellers’ Disclosure Schedules. TFM has full right, power and authority to transfer and deliver to Buyer valid title to the Equity Interests in the Company held by TFM, free and clear of all Encumbrances. Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which TFM has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Equity Interests in the Company or in HBK. Except as disclosed on Section 4.05(b) of the Sellers’ Disclosure Schedules, TFM is not a party to, and the Equity Interests in the Company and in HBK set forth on Section 4.05(b) of the Sellers’ Disclosure Schedules are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other Contractual Obligation relating to the transfer or voting of such Equity Interests.

(c)          Section 4.05(c) of the Sellers’ Disclosure Schedules sets forth the record and beneficial ownership of all outstanding Equity Interests of each of HBK, TFM, Trimaran Credit Managers LP and Trimaran Credit Managers Holdings LLC (collectively, the “Upstream Vehicles”), and the applicable owners of such Equity Interests have good and marketable title to such Equity Interests, free and clear of all Encumbrances except as set forth on Section 4.05(c) of the Sellers’ Disclosure Schedules. Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which such Principal, any Seller or any Upstream Vehicle has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Equity Interests in such Seller. Except as disclosed on Section 4.05(c) of the Sellers’ Disclosure Schedules, such Principal, such Seller or such Upstream Vehicle is not a party to, and the Equity Interests in the Company are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other Contractual Obligation relating to the voting of such Equity Interests.

Section 4.06.         Investment Representations. Each Seller and each Principal represents and warrants that he or it, as applicable, is an “accredited investor” within the meaning of Rule 501 under the 1933 Act. Each Seller and each Principal is acquiring KCAP Common Stock hereunder for such Seller’s or such Principal’s, as applicable, own account, for investment and not with a view to any resale or distribution thereof. Each Seller and each Principal understands that the KCAP Common Stock to be acquired by such Seller or such Principal, as applicable, hereunder has not been registered under the 1933 Act or any state securities laws and may not be assigned, sold or otherwise transferred without registration under the 1933 Act or any relevant state securities laws or exemption therefrom; that none of KCAP, Buyer or their Affiliates has any obligation or intention to register any of the KCAP Common Stock to be acquired by such Seller or such Principal, as applicable, hereunder under the 1933 Act or state securities laws; and that such Seller or such Principal, as applicable, therefore bear the economic risk of holding the KCAP Common Stock to be acquired hereunder for an indefinite period of time.

Section 4.07.         No Brokers. Except as disclosed in Section 4.07 of the Sellers’ Disclosure Schedules and assuming the accuracy of the Buyer’s representation and warranty in Section 5.13, no Seller has any Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions, and each Seller agrees to satisfy in full any Liability required to be disclosed on Section 4.07 of the Sellers’ Disclosure Schedules.

Section 4.08.         Withholding. Each Seller and each Principal represents and warrants that no withholding Taxes and or any other amounts are required under the Code or any applicable Legal Requirement to be deducted and withheld from the Cash Consideration or the Equity Consideration payable to such Seller or such Principal pursuant to ARTICLE II.

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ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER.

KCAP and Buyer hereby jointly and severally represent and warrant to the Sellers that:

Section 5.01.         Organization. Each of KCAP and Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 5.02.         Power and Authorization. Each of KCAP and Buyer has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is a party. Each of KCAP and Buyer has duly authorized by all necessary action on the part of the board of managers or board of directors (or equivalent body) of KCAP or Buyer, as applicable, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party. The consummation of the Contemplated Transactions by Buyer is within the power and authority of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement and each Ancillary Agreement to which KCAP or Buyer is a party (a) have been duly executed and delivered by Buyer or KCAP, as applicable, and (b) is a legal, valid and binding obligation of Buyer and KCAP, enforceable against Buyer or KCAP, as applicable, in accordance with its terms.

Section 5.03.         Authorization of Governmental Authorities. Except as disclosed on Section 5.03 of the Buyer Disclosure Schedules, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Buyer or KCAP of this Agreement and each Ancillary Agreement to which it is a party or (b) consummation of the Contemplated Transactions by Buyer and KCAP.

Section 5.04.         Noncontravention. Except as disclosed on Section 5.04 of the Buyer Disclosure Schedules, neither the execution, delivery and performance by Buyer or KCAP of this Agreement or any Ancillary Agreement to which Buyer or KCAP, as applicable, is a party nor the consummation of the Contemplated Transactions will:

(a)          assuming the taking of any action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities, in each case, as disclosed on Section 5.03 of the Buyer Disclosure Schedules, violate any provision of any Legal Requirement applicable to KCAP, Buyer or its Subsidiaries; or

(b)          conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting Buyer, its Subsidiaries or their respective assets or properties, (ii) any material Contractual Obligation of Buyer or its Subsidiaries, or (iii) the Organizational Documents of Buyer or its Subsidiaries.

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Section 5.05.         Capitalization.

(a)          The authorized capital stock of KCAP consists of 100,000,000 shares of KCAP Common Stock. As of February 27,2012, 22,992,211 shares of KCAP Common Stock were issued and outstanding. No shares of KCAP Common Stock were issued after February 27, 2012 and prior to the date hereof, other than pursuant to the exercise of options previously disclosed in the KCAP SEC Reports. All outstanding shares of KCAP Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than as contemplated in the KCAP SEC Reports, KCAP has no KCAP Common Stock reserved for issuance. Except as set forth above or in the KCAP SEC Reports, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate KCAP or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of KCAP or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of KCAP or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(b)          All the shares of KCAP Common Stock to be issued in connection with the Contemplated Transactions have been duly authorized and will be, when issued in accordance with this Agreement, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Legal Requirements, the Organizational Documents of KCAP or any Contractual Obligation to which KCAP is a party or otherwise bound.

Section 5.06.         Absence of Certain Developments. Other than as disclosed in the KCAP SEC Reports, since December 31, 2010:

(a)          KCAP has not made any declaration, set aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any KCAP Common Stock or other securities;

(b)          KCAP has not made (i) any material change in its methods of accounting or accounting practices (including with respect to reserves) or any change in any material election in respect of Taxes;

(c)          KCAP has not made a change to its board of directors or the officers of KCAP; and

(d)          No event, change, fact, condition or circumstance has occurred or arisen that has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

Section 5.07.         Sufficient Funds. Buyer has sufficient funds available to consummate the Contemplated Transactions and to deliver the Cash Consideration.

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Section 5.08.         Registration Rights. Buyer will not, as of the date hereof, be under any obligation to register any of its securities under the 1933 Act, except for any continuing obligations of Buyer to maintain previously filed registration statements.

Section 5.09.         No Registration. Assuming the accuracy of the representations and warranties made by each Seller in ARTICLE IV of this Agreement, the issuance and delivery to the Sellers and the Principals of the KCAP Common Stock hereunder in the manner contemplated by this Agreement are exempt from the registration requirements of the 1933 Act and applicable state securities laws (or are in compliance therewith).

Section 5.10.         No Stockholder Vote Required. The consummation of the Contemplated Transactions, including the issuance of the KCAP Common Stock pursuant to ARTICLE II hereof, does not require the approval of the holders of any shares of capital stock of KCAP.

Section 5.11.         Miscellaneous Securities Laws Matters. The KCAP Common Stock is registered pursuant to Section 12 of the 1934 Act and KCAP has taken no action intended to terminate the registration of the KCAP Common Stock under the 1934 Act, nor has Buyer received any written notification from the SEC that the SEC is seeking to terminate such registration. Since January 1, 2009, Buyer has not taken, and to the knowledge of Buyer no Person acting on its behalf has taken, in violation of any applicable Legal Requirement, any action intended to cause or result in unlawful manipulation of the price of KCAP Common Stock.

Section 5.12.         SEC Filings; Financial Statements. Except as disclosed on Section 5.12(a) of the Buyer Disclosure Schedules:

(a)          Since January 1, 2011, KCAP has timely filed and made available all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by KCAP with the SEC (collectively, the “KCAP SEC Reports”). The KCAP SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the 1933 Act, the 1934 Act and the Investment Company Act, as the case may be and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such KCAP SEC Reports or necessary to make the statements in such KCAP SEC Reports, in light of the circumstances under which they were and will be made, not misleading.

(b)          Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the KCAP SEC Reports complied, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of KCAP and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows of KCAP and its consolidated Subsidiaries for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

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(c)          To the Knowledge of the Buyer and KCAP, since the date of the most recently filed KCAP SEC Report, no event has occurred that would require KCAP to file an 8-K other than events related to the Contemplated Transactions.

Section 5.13.         No Brokers. Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which any Seller or any Principal could be liable.

Section 5.14.         Solvency. Immediately prior to the consummation of the Contemplated Transactions, KCAP (a) is not insolvent, (b) has not incurred debts beyond its ability to pay such debts as they mature and (c) does not have liabilities in excess of the reasonable market value of its assets.

Section 5.15.         Anti-Takeover. Assuming that the only securities of KCAP that Jay R. Bloom and Dean C. Kehler own as of the date hereof are shares of KCAP Common Stock issued hereunder, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation, including, without limitation Section 203 of Delaware General Corporation Law, or any anti-takeover provision in the certificates of incorporation or bylaws of Buyer is applicable to Buyer or the KCAP Common Stock.

Section 5.16.         No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLES III and IV, Buyer acknowledges that (i) neither the Company, any Seller, any Principal nor any other Person on behalf of the Company, any Seller or any Principal makes any express or implied representation or warranty to Buyer and (ii) neither the Company, any Seller, any Principal nor any other Person on behalf of the Company, any Seller or any Principal will have or be subject to any Liability to Buyer or any of its Affiliates or their respective directors, officers or employees resulting from the distribution to Buyer, or Buyer’s use of, any information, documents, projections, forecasts or other material available or made available to Buyer (except with regard to claims of fraud).

ARTICLE VI.

COVENANTS OF THE PARTIES

Section 6.01.         Expenses. Subject to Section 8.04, each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Contemplated Transactions; provided, however, that all such expenses (to the extent unpaid at Closing) incurred by the Company prior to or in connection with Closing will be borne by the Sellers. For the avoidance of doubt, none of the Company, the Sellers or the Principals shall be required to pay expenses constituting Special Accounting Expenses.

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Section 6.02.         Confidentiality.

(a)          Confidentiality of the Principals and the Sellers.

(i)          Each Principal and each Seller acknowledges that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Sellers and such Principals, that the preservation of the confidentiality of such information by the Sellers and the Principals is an essential premise of the bargain between the Sellers, the Principals and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.02(a)(i). Accordingly, each of the Sellers and each of the Principals hereby severally agrees with Buyer that such Person and its Representatives shall not, and that such Person shall cause its Affiliates and such Affiliate’s Representatives not to, at any time on or after the date hereof, directly or indirectly, without the prior written consent of Buyer, disclose or use, any information involving or relating to the Business or the Company (other than in the case of a Principal that is a director, officer or employee of the Company, in the course of fulfilling his duties to the Company in such capacity); provided, however, that the information subject to this Section 6.02(a)(i) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 6.02(a)(i) will not prohibit any retention of copies of records or disclosure (A) required by any applicable Legal Requirement or Governmental Authority so long as reasonable prior notice is given to Buyer and the Company of such disclosure and a reasonable opportunity is afforded to Buyer and the Company to contest the same, (B) made or used in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions, (C) or use, of information delivered pursuant to Section 8.05 and (D) or use, of “track record” information for periods ending prior to January 1, 2011. With regard to track record information, the Sellers and the Principals may retain (and Buyer shall use commercially reasonable efforts to cause the Company to provide to the Principals) copies of all data (including trade tickets) reasonably necessary or appropriate to substantiate the same and may use such data solely for such purposes. Each Seller and each Principal agrees that it shall be responsible for any breach or violation of the provisions of this Section 6.02(a)(i) by any of its Affiliates or its or its Affiliates’ Representatives.

(ii)         Notwithstanding the foregoing, each of the parties hereto and their respective Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii).

(b)          Confidentiality of Buyer. Buyer agrees that all information provided by or on behalf of the Company to Buyer and their Affiliates and Representatives under this Agreement or in connection with the Contemplated Transactions shall be treated in accordance with the Confidentiality Agreement.

Section 6.03.         Publicity. No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Buyer, the Company and each Seller; provided, that a party may, without the prior consent of the other party, make a public announcement or disclosure with respect to the subject matter of this Agreement or the Contemplated Transactions as may upon the written advice of counsel be required by applicable Legal Requirements or the rules and regulations of NASDAQ.

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Section 6.04.         Noncompetition and Nonsolicitation.

(a)          During the Restricted Period, neither Principal nor their respective Affiliates shall engage directly or indirectly, as an owner, employee, independent contractor, consultant or otherwise, in a Competitive Business; provided, however, that the foregoing shall not prohibit (i) ownership by such Principal and his Affiliates of less than 5% in the aggregate of the outstanding publicly-traded common stock of any Person engaged in a Subject Business, whether or not all or any portion of such business is a Competitive Business, (ii) ownership by such Principal and his Affiliates of less than 15% in the aggregate of the outstanding equity securities, whether or not publicly traded, of any Person engaged in a Subject Business, whether or not all or any portion of such business is a Competitive Business, (iii) ownership by such Principal and his Affiliates of less than 75% in the aggregate of the equity securities, whether or not publicly traded, of any Person whose total revenues for its most recently completed fiscal year as of immediately prior to the date of determination from a division or business line that is a Competitive Business is less than 10% of such Person’s aggregate consolidated total revenues for such period, (iv) such Principal’s employment with or provision of services to any Person engaged in a Subject Business or (v) ownership of, employment with or performance of services to the Retained Entities so long as the operations of the Retained Entities are limited to the operations conducted or proposed to be conducted by the Retained Entities as of the date hereof including the formation and management of new collective investment vehicles or managed accounts having substantially the same investment objectives as those of such accounts or vehicles managed by such entities at any time after December 1, 2011 but before the date hereof (excluding, for the avoidance of doubt, any operations substantially similar to the Business), so long as, in the case of each of clauses (i) through (iv) above, neither such Principal nor any of his Affiliates is employed with, performing services of any kind to or otherwise exerting influence over the day-to-day operations of, whether or not for compensation, the portion of the Subject Business of such Person that is a Competitive Business.

(b)          For a period of two (2) years from and after the date hereof (i) the Principals and the Sellers, severally, shall not, and shall not, severally, permit, cause or encourage any of their Affiliates to, recruit, offer employment, employ, engage as a consultant or independent contractor, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is, immediately after the Closing an employee of the Company, Buyer or its Affiliates to leave the employ of the Company, Buyer or its Affiliates, as applicable and (ii) Buyer shall not, and shall not permit, cause or encourage any of its Affiliates to, recruit, offer employment, employ, engage as a consultant or independent contractor, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is, immediately after the Closing an employee of any Seller or its Affiliates to leave the employ of such Seller or its Affiliates, as applicable.

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(c)          If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.04 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 6.05.         Certain Additional Amounts.

(a)          The parties acknowledge that Buyer or the Company may receive certain fees payable pursuant to the Client Contracts (including management fees, sub-advisory fees, incentive fees, performance fees and other similar payments) (the “CLO Fees”) or payments with respect to the CLO Interests (including interest received) (the “CLO Payments”) following the date hereof but which relate, in whole or in part, to services performed by, or amounts owed to, the Company during the period before the date hereof (the “Pre-Closing Period”). Reasonably promptly after such CLO Fees or CLO Payments are received by Buyer or the Company, Buyer or the Company shall deliver to the Sellers any such amounts attributable to the Pre-Closing Period; provided, that if any such CLO Fees or CLO Payments relate in part to services performed by, or amounts owed to, the Company during the Pre-Closing Period and in part to services performed by, or amounts owed to, Buyer or the Company during the period beginning on the date hereof (the “Post-Closing Period”), the amount delivered to the Sellers shall be the pro rata portion of such amounts based upon the number of days in the Pre-Closing Period versus the number of days in the Post-Closing Period. Such amounts shall, subject to Buyer’s setoff rights in Section 7.07, be delivered to the Sellers by wire transfer of immediately available funds to such accounts as may be designated in writing by the Sellers to Buyer.

(b)          The parties acknowledge that Sellers or the Principals may receive CLO Fees or CLO Payments during the Post-Closing Period which relate, in whole or in part, to services performed by, or amounts owed to, the Company during the Post-Closing Period. Reasonably promptly after such CLO Fees or CLO Payments are received by Sellers or the Principals, Sellers or the Principals shall deliver to the Buyer any such amounts attributable to the Post-Closing Period; provided, that if any such CLO Fees or CLO Payments relate in part to services performed by, or amounts owed to, the Company during the Pre-Closing Period and in part to services performed by, or amounts owed to, Buyer or the Company during the Post-Closing Period, the amount delivered to the Buyer shall be the pro rata portion of such amounts based upon the number of days in the Pre-Closing Period versus the number of days in the Post-Closing Period. Such amounts shall be delivered to the Buyer by wire transfer of immediately available funds to such accounts as may be designated in writing by the Buyer to Sellers.

Section 6.06.         Allocation of Purchase Price. The parties acknowledge that, except for the allocation of $12 million of the Cash Consideration that shall be allocated to the CLO Interests, each of the parties is free to allocate the Purchase Price among the remaining assets of the Company as such party may determine is appropriate.

Section 6.07.         Audited Financial Statements.

(a)          Preparation of GAAP Financials. The Sellers and the Principals shall use reasonable commercial efforts to assist the Buyer and KCAP, including by providing all cooperation and information reasonably requested by Buyer or KCAP, to complete, within 30 days after the date hereof, the preparation of the following:

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(i)          audited balance sheets of the Company as of December 31, 2011, December 31, 2010 and December 31, 2009 and the related audited statements of income, cash flow and changes in owners’ equity of the Company for the fiscal years then ended, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto (collectively, the “GAAP Annual Financials”); and

(ii)          (A) unaudited balance sheets of the Company as of the last day of each fiscal quarter ending after January 1, 2011 and on or prior to the date hereof, (B) the unaudited statements of income of the Company for the three month and year-to date periods then ended and cash flows of the Company for the year-to-date periods then ended, together with the statements for the corresponding periods of the immediately preceding year, and (C) the unaudited statements of income (1) for the three-month period ended December 31, 2010 and (2) from the most recently completed fiscal quarter, which fiscal quarter may be the last fiscal quarter of a year, through the date hereof (the “GAAP Interim Financials” and, together with the GAAP Annual Financials, the “GAAP Financials”).

(b)          Compliance with GAAP, etc. The Sellers and the Principals shall use reasonable commercial efforts to ensure that the GAAP Financials (including any notes thereto) shall (i) be prepared in accordance with the books and records of the Company, (ii) be prepared in accordance with GAAP, consistently applied (subject, in the case of the GAAP Interim Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and the absence of footnote disclosure that if presented, would not differ materially from those included in the GAAP Annual Financials), (iii) fairly present the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations of the Company and changes in financial position for the respective periods covered thereby and (iv) (A) with respect to the GAAP Annual Financials, be prepared and audited in accordance with the applicable rules and regulations promulgated by the SEC, including Regulation S-X and Rule 3-05 thereunder, and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAS or, if such financial statements are required to be included in the 8-K and a PCAOB audit is necessary therefor, in accordance with PCAOB, and shall not be subject to any qualification or exception as to the scope of such audit, and (B) with respect to the GAAP Interim Financials, be prepared in accordance with the applicable rules and regulations promulgated by the SEC for interim financial information, including Regulation S-X and Rule 3-05 thereunder.

(c)          GAAP Balance Sheet. The Sellers shall use commercially reasonable efforts to furnish to the Buyer, as promptly as practicable following the date hereof, a true and correct, unaudited, unconsolidated balance sheet of the Company, prepared in accordance with GAAP, as of immediately prior to the Closing. Buyer shall cause the Company to provide reasonable assistance to the Sellers in connection with the preparation of such balance sheet.

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Section 6.08.         Excluded Contracts. With respect to each Contractual Obligation listed on Schedule 6.08, the Buyer and the Sellers agree to work together in good faith to determine, as promptly as reasonably practicable following the Closing, which of such Contractual Obligations the Buyer desires to terminate (the “Excluded Contracts”), and the Sellers shall, with the reasonable cooperation of the Buyer, take all steps necessary to terminate the Excluded Contracts (or terminate the Company’s rights and obligations thereunder). The Sellers shall bear all costs, fees and expenses incurred under the Excluded Contracts on or after the Closing, including all costs, fees and expenses incurred in connection with the termination of the Excluded Contracts. With respect to each Excluded Contract, the Buyer, the Company and the Sellers shall use reasonable commercial efforts to apply pre-paid expenses (existing as of the Closing, if any) in respect of such Excluded Contract toward the costs, expenses and liabilities described in the immediately preceding sentence. To the extent the same are so applied, the Sellers' obligations in such sentence shall be reduced.

Section 6.09.         Further Assurances. From and after the date hereof, upon the request of either the Sellers, Buyer or the Company, each of the parties hereto severally shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. During the Restricted Period, except to the extent required by Legal Requirement, neither any Seller nor any Principal shall severally take any action that is designed or intended to have the effect of discouraging any Client, investor in a CLO, lessor, licensor, supplier, distributor or customer of an Company Related Entity or other Person with whom a Company Related Entity has a relationship from maintaining the same relationship with the Company Related Entity after the Closing as it maintained prior to the Closing. Each Seller and each Principal severally shall, during the Restricted Period, refer all customer inquiries relating to the Business to the Company from and after the Closing. Buyer and the Company shall provide reasonable assistance to Sellers, at the Sellers’ expense, in connection with the novation of any Real Property Lease to which the Company is a party as of the date hereof in order to remove the Company as a party thereto.

ARTICLE VII.

INDEMNIFICATION.

Section 7.01.         Indemnification by the Sellers and Principals.

(a)          Indemnification for Principal-Specific Matters. Subject to the limitations and other provisions set forth in this ARTICLE VII, from and after the Closing, each Principal (on a several basis and solely as to such Principal) shall indemnify and hold harmless Buyer and its Affiliates (including, following the Closing, the Company), and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all losses (including diminution in the value of the Company), damages (other than punitive damages, unless such punitive damages were awarded to a third party and are included in a Third Party Claim), dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by Buyer Indemnified Persons or any of them as a result of, arising out of, or relating to, directly or indirectly:

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(i)          any fraud or intentional misrepresentation on the part of such Principal (or any Affiliate or Representative thereof);

(ii)         any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of such Principal in Sections 4.02(b), 4.03(b), 4.04(b), 4.05(c) or 4.06 of this Agreement, the CLO Interests Agreement or the Trademark License Agreement (in each case, assuming that all qualifications contained in this Agreement and each such Ancillary Agreement as to materiality, including each qualifying reference to the defined term “Company Material Adverse Effect”, the phrase “substantial compliance”, the words “material” and “materially” and all similar thresholds, limitations, phrases and words were deleted therefrom); and

(iii)        any breach or violation of any covenant or agreement of such Principal (including under this ARTICLE VII) in or pursuant to this Agreement, the CLO Interests Agreement or the Trademark License Agreement).

(b)          Indemnification for Other Matters. Subject to the limitations and other provisions set forth in this ARTICLE VII, from and after the Closing, the Sellers and the Principals in accordance with their Pro-Rata Percentage shall indemnify and hold harmless each Buyer Indemnified Person, from, against and in respect of any and all Losses incurred or suffered by Buyer Indemnified Persons or any of them as a result of, arising out of, or relating to, directly or indirectly:

(i)          any fraud or intentional misrepresentation on the part of any Company Related Entity or any Seller (or, in each case, any Affiliate or Representative thereof);

(ii)         any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of any Seller or any Principal or Company Related Entity in this Agreement (other than any representation, warranty or statement made by or on behalf of such Principal in Sections 4.02(b), 4.03(b), 4.04(b), 4.05(c) or 4.06 of this Agreement) or the CLO Interests Agreement or the Trademark License Agreement (other than any representation, warranty or statement made by or on behalf of such Principal in such Ancillary Agreement) or certificate delivered by or on behalf of the Company, any Seller or any Principal pursuant to Section 2.03(c) of this Agreement or the instrument of transfer contemplated by Section 2.03(c)(i) of this Agreement (in each case (other than the representation in Section 3.07(q)), assuming that all qualifications contained in this Agreement, each Ancillary Agreement and each such Schedule or certificate as to materiality, including each qualifying reference to the defined term “Company Material Adverse Effect”, the phrase “substantial compliance”, the words “material” and “materially” and all similar thresholds, limitations, phrases and words were deleted therefrom);

(iii)        any breach or violation of any covenant or agreement of any Seller (including under this ARTICLE VII) in or pursuant to this Agreement, the CLO Interests Agreement or the Trademark License Agreement);

(iv)        any Excluded Liabilities; and

(v)         any Specified Liabilities.

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(c)          Monetary Limitations.

Neither any Seller nor any Principal will have any obligation to indemnify Buyer Indemnified Persons pursuant to Section 7.01(a)(ii), Section 7.01(b)(ii), or Section 7.01(b)(v) in respect of Losses arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein (or arising in respect of any Specified Liability) unless and until the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $500,000 (at which point the Sellers and the Principals will indemnify the Buyer Indemnified Persons for all such Losses in excess of such amount in accordance with the other provisions of this ARTICLE VII). The Sellers’ and the Principals’ aggregate liability in respect of claims for indemnification pursuant to Section 7.01(a)(ii), Section 7.01(b)(ii), or Section 7.01(b)(v) will not exceed $10 million. The limitations in the immediately preceding two sentences will not apply to (a) claims for indemnification pursuant to Section 7.01(a)(ii) or Section 7.01(b)(ii) in respect of breaches of, or inaccuracies in, any Seller Fundamental Representation or (b) claims for indemnification based upon fraud, intentional misrepresentation or intentional breach of any representation or warranty in ARTICLE III or ARTICLE IV. Subject to the immediately following sentence, claims for indemnification pursuant to any provision of Section 7.01(a) or Section 7.01(b) (other than Section 7.01(a)(ii), Section 7.01(b)(ii), and Section 7.01(b)(v)) are not subject to the monetary limitations set forth in this Section 7.01(c). Notwithstanding anything to the contrary in this Agreement, (x) in no event shall the aggregate liability of the Principals and the Sellers under this ARTICLE VII and Section 8.01 exceed the Overall Indemnity Cap and (y) in no event shall the aggregate liability of any Principal under Section 7.01 and Section 8.01 (when combined, without duplication with his Pro Rata Percentage of the Sellers’ liability under such provisions) exceed such Principal’s Pro-Rata Percentage of the Overall Indemnity Cap. Notwithstanding anything to the contrary in this Agreement, no amounts distributed to Buyer out of the Escrow Cash Amount in accordance with the Escrow Agreement shall be applied against the $10 million limit described in the second sentence of this Section 7.01(c).

(d)          Recoverable Losses. Losses recoverable pursuant to Section 7.01(a) or Section 7.01(b) shall be limited to Losses that are incurred by the Company and that are of the type that are reasonably expected to result from, arise out of, or relate to the matter or matters that give rise to the claim for indemnification; provided, however, that for the avoidance of doubt diminution in the value of the Business, the CLO Interests or the Company Equity directly resulting from, arising out of or relating to the breach of representation, warranty, statement, covenant or agreement giving rise to such claim for indemnification shall constitute Losses that are recoverable pursuant to Section 7.01(a) or Section 7.01(b). Anything in this Agreement to the contrary notwithstanding, Losses recoverable under Section 7.01(a)(ii) and Section 7.01(b)(ii) shall not include Losses arising out of, relating to or resulting from, Specified Liabilities.

Section 7.02.         Indemnification by Buyer.

(a)          Indemnification. Subject to the limitations and other provisions set forth in this ARTICLE VII, from and after the Closing, KCAP and Buyer shall jointly and severally indemnify and hold harmless each Seller and its Affiliates, and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of, or relating to, directly or indirectly:

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(i)          any fraud or intentional misrepresentation on the part of KCAP or Buyer (in each case, or any Affiliate or Representative thereof);

(ii)         any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of Buyer or KCAP in this Agreement, the CLO Interests Agreement or the Trademark License Agreement or any certificate delivered by or on behalf of KCAP or Buyer pursuant to Section 2.03(b) of this Agreement (in each case (other than Section 5.06(d)), assuming that all qualifications contained in this Agreement, any Ancillary Agreement and each such Schedule or certificate as to “Buyer Material Adverse Effect” or materiality, including each qualifying reference to the phrase “substantial compliance”, the words “material” and “materially” and all similar thresholds, limitations, phrases and words were deleted therefrom); or

(iii)        any breach or violation of any covenant or agreement of any Buyer (including under this ARTICLE VII) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in or pursuant to this Agreement, the CLO Interests Agreement or the Trademark License Agreement.

(b)          Monetary Limitations.

Buyer will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 7.02(a)(ii) in respect of Losses arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds $500,000 (at which point Buyer will indemnify the Seller Indemnified Persons for all such Losses in excess of such amount), and Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 7.02(a)(ii) will not exceed $10 million; provided, however, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 7.02(a)(ii) in respect of breaches of, or inaccuracies in, any Buyer Fundamental Representation or (b) claims for indemnification based upon fraud, intentional misrepresentation or intentional breach of a representation or warranty in ARTICLE V. Claims for indemnification pursuant to any other provision of Section 7.02(a) are not subject to the limitations set forth in this Section 7.02(b). Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of Buyer and KCAP under this ARTICLE VII and ARTICLE VIII exceed the Overall Indemnity Cap.

(c)          Recoverable Losses. Losses recoverable pursuant to Section 7.02(a) shall be limited to Losses that result from, arise out of, or relate to the type that are reasonably expected to result from, arise out of, or relate to the matter or matters that give rise to the claim for indemnification; provided, however, that for the avoidance of doubt the diminution in value of the Equity Consideration directly resulting from, arising out of or relating to the breach of any representation, warranty, statement, covenant or agreement giving rise to such claim for indemnification shall constitute Losses that are recoverable pursuant to Section 7.02(a)).

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Section 7.03.         Time for Claims; Notice of Claims.

(a)          Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 7.01(a)(ii), Section 7.01(b)(ii) or Section 7.02(a)(ii) for any breach of, or inaccuracy in, any representation, warranty or statement unless a written notice is provided to the Indemnifying Party:

(i)          at any time, in the case of any breach of, or inaccuracy in, any Seller Fundamental Representation or Buyer Fundamental Representation;

(ii)         at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation; and

(iii)        at any time prior to the date that is 18 months following the date hereof in the case of any breach of, or inaccuracy in, any other representation, warranty or statement in this Agreement or the CLO Interests Agreement or in any Schedule or certificate delivered pursuant to this Agreement or the CLO Interests Agreement.

Claims for indemnification pursuant to any other provision of Section 7.01(a), Section 7.01(b) and Section 7.02(a) are not subject to the limitations set forth in this Section 7.03.

(b)          Written Notice of Indemnification Claims. In the event that any Indemnified Person wishes to make a claim for indemnification under this ARTICLE VII the Indemnified Person shall give written notice of such claim to each Indemnifying Party. Any such notice shall describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that no defect in the information contained in such notice from the Indemnified Person to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this ARTICLE VII, except to the extent such failure to include information actually and materially prejudices such Indemnifying Party.

Section 7.04.         Third Party Claims.

(a)          Notice of Third Party Claims. Promptly after receipt by an Indemnified Person of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this ARTICLE VII, the Indemnified Person shall give written notice thereof to the Indemnifying Party; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this ARTICLE VII, except to the extent such delay actually and materially prejudices the Indemnifying Party (it being understood that such proviso is not intended to and does not extend the time limitations contained in Section 7.03).

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(b)          Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Person pursuant to Section 7.04(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Party gives written notice to the Indemnified Person after the Indemnified Person has given notice of the Third Party Claim under Section 7.04(a) stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Person from and against the entirety of any and all Losses (subject to the limitations set forth in Section 7.01(c), Section 7.01(d), Section 7.02(b), Section 7.02(c), Section 7.03, Section 7.08, Section 7.09 and Section 7.14) the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Person, at the Indemnified Person’s request, evidence reasonably acceptable to the Indemnified Person that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim does not seek as its principal remedy an injunction against the Indemnified Person, (iv) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Party in connection with the defense of the Third Party Claim, (v) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (vi) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and (vii) the reasonable potential Losses associated with such Third Party Claim, would not, individually or in the aggregate with all other Losses for which the Principals or the Sellers (or KCAP or the Buyer, as the case may be) shall have become liable for indemnity under this Agreement, reasonably be expected to exceed, by any material amount, $10 million (to the extent such Losses are subject to such limit, and, if such limit does not apply, the reasonable potential Losses associated with such Third Party Claim, would not, individually or in the aggregate with all other Losses, for which the Principals or the Sellers (or KCAP or the Buyer, as the case may be) shall have become liable for indemnity under this Agreement, reasonably be expected to exceed by any material amount, the Overall Indemnity Cap) (or such greater amount as the Indemnifying Party may agree to increase such limit in respect of such claim), as reasonably determined by the Buyer (if the Indemnified Person is a Buyer Indemnified Person) or the Sellers (if the Indemnified Person is a Seller Indemnified Person). The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the Indemnifying Party will pay the fees and expenses of separate counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c)          Limitations on Indemnifying Party Control. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (i) provides (subject to the limitations (if applicable) in Section 7.01(c), Section 7.02(b), Section 7.08 and Section 7.09) for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of all Indemnified Person from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person.

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(d)          Indemnified Person’s Control. Until the Indemnifying Party delivers the notice contemplated by clause (i) of Section 7.04(b) and the evidence (if requested by the Indemnified Person) contemplated by clause (ii) of Section 7.04(b), or, if such notice and evidence (if so requested) have been so provided, at any time the Indemnifying Party fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Person may defend the Third Party Claim in any manner it may deem appropriate; provided, that the Indemnified Person will not consent to entry of any judgment, or enter into any compromise or settlement, without providing prior written notice of such proposed entry of judgment, compromise or settlement (a “Proposed Settlement Notice”) at least four Business Days before such proposed entry of judgment, compromise or settlement (accompanied by a reasonably detailed description of the same). In the event that the conditions set forth in clauses (i) through (vii) of Section 7.04(b) are capable of satisfaction with respect to the subject Third Party Claim and the Indemnifying Person delivers to the Indemnified Person at any time before the fourth Business Day after the delivery of the Proposed Settlement Notice the notice contemplated by clause (i) of Section 7.04(b) and the evidence (if requested by the Indemnified Person) contemplated by clause (ii) of Section 7.04(b), then the Indemnified Person shall not enter into any judgment, compromise or settlement of the subject Third Party Claim and, subject to the other limitations of this Section 7.04, the Indemnifying Party shall assume defense of such Third Party Claim. In the event that the conditions set forth in clauses (i) through (vii) of Section 7.04(b) are capable of satisfaction with respect to the subject Third Party Claim and the Indemnifying Party fails to assume the claim at any time before the fourth Business Day after the delivery of the Proposed Settlement Notice (as described in the previous sentence), the Indemnified Person may consent to the entry of any judgment or enter into any compromise or settlement in any matter it may deem appropriate (and the Indemnified Person need not consult with, or obtain consent from, the Indemnifying Party in connection therewith. In any event that the notice contemplated by clause (i) of Section 7.04(b) is delivered and the evidence (if requested by the Indemnified Person) contemplated by clause (ii) of Section 7.04(b) is given and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 7.04(b) is or becomes unsatisfied, the Indemnified Person may defend the Third Party Claim; provided, that the Indemnified Person will not consent to the entry of any judgment, or enter into any compromise or settlement, without the prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) of the Indemnifying Party. In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 7.04(d), the Indemnifying Party will (i) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this ARTICLE VII.

(e)          Consent to Jurisdiction Regarding Third Party Claim. Buyer, each of the Principals and each of the Sellers each hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Person for purposes of any claim which such Indemnified Person may have against any such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 9.09 are incorporated herein by reference, mutatis mutandis.

(f)          Exclusion of Certain Tax Claims. This Section 7.04 shall not apply to matters for which indemnification is obtained under ARTICLE VIII.

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Section 7.05.         No Circular Recovery. Each Seller and each Principal hereby severally agrees that it will not make any claim for indemnification against Buyer, KCAP or the Company by reason of the fact that such Seller or Principal was a controlling person, director, employee or Representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Legal Requirement, Organizational Document, Contractual Obligation or otherwise) with respect to any claim brought by a Buyer Indemnified Person against any Seller or any Principal under this Agreement or otherwise relating to this Agreement, any Ancillary Agreement or any of the Contemplated Transactions. With respect to any claim brought by a Buyer Indemnified Person against any Seller or any Principal under this Agreement or otherwise relating to this Agreement, any Ancillary Agreement or any of the Contemplated Transactions, each Seller and each Principal expressly waives, any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by such Seller or such Principal, as applicable, pursuant to this ARTICLE VII or otherwise.

Section 7.06.         Escrow. The existence of the Escrow Share Amount and the Escrow Cash Amount will not be deemed to limit the amount of any allowable claims by any Buyer Indemnified Person pursuant to this Agreement for Losses in excess of the cash value of such Escrow Share Amount and the Escrow Cash Amount, nor shall any Buyer Indemnified Person have any obligation to seek recovery from the Escrow Share Amount or the Escrow Cash Amount prior to pursuing any of its other remedies under this ARTICLE VII or otherwise.

Section 7.07.         Right to Setoff. Buyer may, at its sole option and election, in addition to any other remedies available to it at law or in equity, setoff and apply any and all amounts payable (as determined by agreement of Buyer and such Principal or by a court of competent jurisdiction) by the Sellers or the Principals as Indemnifying Parties to a Buyer Indemnified Person pursuant to ARTICLE VII or ARTICLE VIII against amounts due and payable to such Principal or such Principal’s portion of (as determined in accordance with Section 7.12) the amount due and payable to the Sellers pursuant to Section 6.05 subject to, in the aggregate for all such setoffs, the limitations and other provisions of this ARTICLE VII.

Section 7.08.         De Minimis Threshold. Until the first date upon which the aggregate amount of De Minimis Losses (defined below) exceeds $50,000, (i) the Principals and the Sellers shall not have any obligation to indemnify any Buyer Indemnified Person pursuant to Section 7.01(a)(ii), Section 7.01(b)(ii), or Section 7.01(b)(v) and (ii) the Buyer shall not have any obligation to indemnify any Seller Indemnified Person pursuant to Section 7.02(a)(ii), in the case of each of clause (i) and (ii) for any individual item, or group of items arising out of the same condition or circumstance, where the Losses related thereto for which the Sellers and the Principals, on the one hand, or the Buyer and KCAP, on the other hand, would otherwise be required to provide indemnification are less than $1,000 (any such Loss, a “De Minimis Loss”).

Section 7.09.         Insurance Proceeds. The obligation the Sellers and the Principals to indemnify the Buyer Indemnified Persons against any Losses under this ARTICLE VII shall be reduced by the amount of insurance proceeds actually received by any Buyer Indemnified Person from third party insurers with respect to such Losses, net of any insurance detriments suffered or incurred in connection therewith.

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Section 7.10.         Knowledge and Investigation. The right of any Buyer Indemnified Person or Seller Indemnified Person to indemnification pursuant to this ARTICLE VII will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Section 7.01 and Section 7.02. The waiver of any condition contained in this Agreement, the CLO Interests Agreement or the Trademark License Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Buyer Indemnified Person or Seller Indemnified Person to indemnification pursuant to this ARTICLE VII based on such representation, warranty, covenant or agreement.

Section 7.11.         Tax Treatment. To the extent permitted by applicable Legal Requirements, the parties agree to treat all payments made under ARTICLE VIII or this ARTICLE VII as adjustments to the Purchase Price for all tax purposes.

Section 7.12.         Shares in Escrow Account. Notwithstanding anything to the contrary in this Agreement, each Principal shall be deemed to own 50% of the Escrow Share Amount and the Escrow Cash Amount (less any such shares or cash transferred to such Principal pursuant to the Escrow Agreement and less any such shares liquidated or cash distributed in connection with any indemnification pursuant to Section 7.01 as provided in the Escrow Agreement), notwithstanding that the same may be registered in the name of the Escrow Agent and notwithstanding any notice to the Escrow Agent pursuant to Section I.7(a) of the Escrow Agreement.

Section 7.13.         Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this ARTICLE VII are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this ARTICLE VII without regard to the availability of a remedy under any other provision of this ARTICLE VII. Except for the rights of the parties hereto in ARTICLE VIII and the rights of the parties hereto in Section 9.10 and other than with respect to claims of fraud or intentional misrepresentation, the rights of the Buyer Indemnified Persons and Seller Indemnified Persons in this ARTICLE VII are exclusive with respect to breaches of covenants, or breaches of, and inaccuracies in, any representation, warranty or statement in this Agreement, any certificate delivered pursuant to Section 2.03(b) or Section 2.03(c) or the CLO Interests Agreement or the Trademark License Agreement and the payment of Excluded Liabilities and Specified Liabilities.

Section 7.14.         Return of Excess Payments. The Buyer shall return to the Seller all payments made to the Buyer pursuant to Section I.4 of the Escrow Agreement to the extent the aggregate of such payments (together with interest thereon computed at a rate of interest derived from the income such amounts would have earned had they been invested by the Escrow Agent in the BNY Mellon Cash Reserve from the date of payment to the Buyer to the date such excess is paid to the Sellers) exceeds the aggregate of Losses recoverable under this Article VII in respect of any of the Specified Liabilities set forth on Schedule 1.01(D). If the aggregate of such Losses exceeds the aggregate of such payments, the amount of such Losses will be reduced by the amount of such payments.

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ARTICLE VIII.

TAX MATTERS

Section 8.01.         Tax Indemnification.

(a)          From and after the date hereof, the Principals shall, on a several basis in accordance with such Principal’s Pro-Rata Percentage, indemnify and hold harmless each Buyer Indemnified Person from, against and in respect of any and all Losses that constitute or that result from, arise out of or relate to, directly or indirectly (a) Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the date hereof and the portion through the end of the date hereof for any Taxable period that includes (but does not end on) the date hereof (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the date hereof, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Legal Requirement and (c) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contractual Obligation or otherwise, or as a result of any tax sharing or tax allocation agreement, arrangement or understanding; provided, that the Principals will be liable for Taxes pursuant to clauses (a), (b) and (c) above only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Audited Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the date hereof in accordance with the past custom and practice of the Company in filing its Tax Returns.

(b)          After the Closing Date, Buyer shall timely notify Sellers and the Principals regarding the commencement of any notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes with respect to the Taxes of the Company that, if determined adversely to the taxpayer or after the lapse of time would be grounds for a claim for indemnity pursuant to Section 8.01(a) hereof (a “Tax Claim”); provided, however, that a failure by Buyer to provide a timely notice of a Tax Claim shall not entitle the Sellers and the Principals to reduce the amount required to be paid pursuant to Section 8.01 unless such failure results in a material detriment to such party with respect to such claim for indemnity, in which case the amount the such party is required to pay with respect to such liability shall only be reduced by the amount of such detriment.

(c)          Sellers and the Principals (at their sole cost and expense) shall have the right upon delivering a timely written notice to Buyer to control the defense of any such Tax Claim relating to any tax period that ends on or before the Closing Date and shall have the right to settle such Tax Claim; provided, however, (i) that Company may at its own expense fully participate in the proceedings related to such Tax Claim, (ii) Sellers and the Principals shall keep Company timely informed with respect to the commencement, status and nature of any such Tax Claim, (iii) Sellers and the Principals shall act in good faith to timely and diligently resolve such Tax Claim, and (iv) Sellers and the Principals shall not settle, compromise or dispose of any Tax Claim without the consent of Buyer, such consent not to be unreasonably withheld. Buyer shall control the defenses of any Tax Claim relating to the Taxes with respect to a period that includes but does not end on the Closing Date, provided, however, that (i) that Sellers and the Principals may fully participate (at its sole cost and expense) in the proceedings related to such Tax Claim, (ii) Buyer shall keep Sellers and the Principals informed with respect to the commencement, status and nature of any such Tax Claim, (iii) Buyer shall act in good faith, timely and diligently to resolve such Tax Claim and (iv) Buyer shall not settle, compromise or dispose of any Tax Claim without the consent of Sellers and the Principals, which consent shall not be unreasonably withheld. Buyer shall control any Tax Claim relating to periods that commence after the Closing Date. Anything in this Agreement to contrary notwithstanding, in no event shall a Principal’s liabilities under this Section 8.01 (when added to his liabilities in ARTICLE VII and, without duplication, his Pro Rata Percentage of the Sellers’ liabilities in ARTICLE VII) exceed his Pro Rata Percentage of the Overall Indemnity Cap.

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Section 8.02.         Straddle Period. In the case of any Taxable period that includes (but does not end on) the date hereof (a “Straddle Period”), the amount of any Taxes of the Company based upon or measured by net income or gain, activities, events or the level of any item for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the date hereof (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time). The amount of Taxes other than Taxes of the Company based upon or measured by net income or gain, activities, events or the level of any item for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the date hereof and the denominator of which is the number of days in such Straddle Period.

Section 8.03.         Tax Sharing Agreements. All Tax sharing agreements or similar Contractual Obligations and all powers of attorney with respect to or involving the Company will be terminated prior to the date hereof and, after the Closing, the Company will not be bound thereby or have any Liability thereunder.

Section 8.04.         Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with this Agreement, the CLO Interest Agreement and the Contemplated Transactions, will be paid 50% by the Sellers and 50% by the Buyer when due. The Sellers will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Legal Requirements, Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation satisfactory to Buyer and will promptly remit its share of any Taxes payable under this Section 8.04.

Section 8.05.         Cooperation on Tax Matters. Notwithstanding Section 6.02(a), each of the parties hereto shall (and shall cause their respective Affiliates to) (a) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes and (b) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be reasonably expected to be relevant to such Tax Return, audit, examination or proceeding.

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ARTICLE IX.

MISCELLANEOUS

Section 9.01.         Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

If to Buyer or the Company, to:

Kohlberg Capital Corporation

295 Madison Avenue - 6th Floor

New York, NY 10017

Telephone number: (212) 455-8300

Facsimile number: (212) 983-7654

Attention: Dayl Pearson, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Telephone number: (617) 951-7802

Facsimile number: (617) 235-0514

Attention: Craig Marcus

If to any Seller or any Principal, to:

HBK Caravelle, LLC

Trimaran Fund Management, LLC

Jay Bloom

Dean Kehler

1325 Avenue of the Americas, 34th Floor

New York, NY 10019

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Telephone number: 212-616-3710 (Jay Bloom)

Telephone number: 212-616-3730 (Dean Kehler)

Facsimile number: 212-616-3794

Attention: Jay Bloom and Dean Kehler

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Telephone number: (212) 728-8278

Facsimile number: (212) 728-9278

Attention: Laurence Weltman

Each of the parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 9.01 to each of the other parties hereto.

Section 9.02.         Succession and Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, and any attempt to do so will be null and void ab initio; provided, however, that (a) Buyer may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, (b) Buyer may assign this Agreement and any or all of its rights and interest hereunder to any purchaser of all or substantially all of both KCAP’s and Buyer’s assets so long as such purchaser agrees in a writing reasonably acceptable to the Sellers to perform all KCAP’s and Buyer’s obligations hereunder, (c) any of the Buyer Indemnified Persons may collaterally assign any or all of its rights and obligations hereunder to any provider of debt financing to it or any of its Affiliates, (d) any Seller may assign any of its rights hereunder to any Principal and (e) the Sellers and the Principals may assign some or all of their rights hereunder to any Affiliate thereof acquiring KCAP Common Stock. None of the assignments permitted by the immediately preceding sentence shall relieve KCAP, the Buyer, the Sellers, the Company and the Principals of their obligations hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, it is hereby acknowledged and agreed by the parties hereto that an Indemnified Person that is not party hereto is intended to be an express third party beneficiary of this Agreement.

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Section 9.03.         Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, the Company and each Principal, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior' or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 9.04.         Entire Agreement. This Agreement, together with the other Ancillary Agreements and the documents to be delivered at Closing pursuant to Section 2.03, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, representations, covenants, or undertakings, other than those expressly provided for herein and therein.

Section 9.05.         Certain Matters of Construction.

(a)          The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)          Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c)          Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, or Schedule means a Section of, or Exhibit, or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means United States dollars and (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.

(d)          Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

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Section 9.06.         Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 9.07.         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 9.08.         Governing Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.09.         Jurisdiction; Venue; Service of Process.

(a)          Jurisdiction. Subject to the provisions of Section 7.04(e), each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the jurisdiction of the United States District Court located in the Southern District of New York, or if such Action may not be brought in federal court, the state courts of the State of New York located in the Borough of Manhattan for the purpose of any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts, or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)          Venue. Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Action only in the Borough of Manhattan. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

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(c)          Service of Process. Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by New York law, (ii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) does not constitute good and valid service of process.

Section 9.10.         Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of ARTICLE VI of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of ARTICLE VI of this Agreement and to enforce specifically ARTICLE VI of this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

Section 9.11.         Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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IN WITNESS WHEREOF, each of the undersigned has executed this Purchase and Sale Agreement as of the date first above written.

BUYER:	Commodore Holdings, L.L.C.

	By:	/s/ Dayl Pearson
Name: Dayl Pearson
Title: President

KCAP:	KOHLBERG CAPITAL CORPORATION

	By:	/s/ Dayl Pearson
Name: Dayl Pearson
Title: President

THE COMPANY:	TRIMARAN ADVISORS, L.L.C.

	By:	/s/ Jay R. Bloom
Name: Jay R. Bloom
Title: Managing Director

THE SELLERS:	TRIMARAN FUND MANAGEMENT, L.L.C.

	By:	/s/ Jay R. Bloom
Name: Jay R. Bloom
Title: Managing Director

HBK CARAVELLE, L.L.C.

	By:	/s/ Jay R. Bloom
Name: Jay R. Bloom
Title: Managing Director

THE PRINCIPALS:	JAY R. BLOOM

/s/ Jay R. Bloom

DEAN C. KEHLER

/s/ Jay R. Bloom